Exhibit 2.1

STOCK PURCHASE AGREEMENT

By and among:

Fathom Holdings Inc.;

Verus Title Inc.;

The Sellers Named Herein.

and

Paul Yurashevich, as Seller Representative

Dated as of November 4, 2020

TABLE OF CONTENTS

Page
ARTICLE 1 CERTAIN DEFINITIONS		1
1.1	Certain Definitions	1
1.2	Interpretation; Drafting	2

ARTICLE 2 THE ACQUISITION		2
2.1	Acquisition of Shares	2
2.2	Purchase Price	2
2.3	Working Capital Adjustment	3
2.4	Holdback	5

ARTICLE 3 EFFECTIVE TIME; THE CLOSING		6
3.1	Effective Time	6
3.2	Time and Place of Closing	6
3.3	Closing Deliveries of the Company and the Sellers	6
3.4	Closing Deliveries of Purchaser	8

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF EACH SELLER		9
4.1	Authorization of Agreement	9
4.2	Conflicts; Consent of Third Parties	9
4.3	Ownership and Transfer of Shares	9
4.4	Litigation	9
4.5	Investment Representations	9

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF THE Company AND THE SELLERS		10
5.1	Existence and Qualification; Capitalization	11
5.2	Subsidiaries	12
5.3	Authority	12
5.4	No Conflicts	12
5.5	Government Authorization	12
5.6	Litigation	13
5.7	Financial Statements	13
5.8	No Undisclosed Liabilities	13
5.9	Absence of Certain Changes	13
5.10	Title to Assets	16
5.11	Condition of Tangible Assets	16
5.12	Leased Real Property	17
5.13	Taxes	18
5.14	Intellectual Property	22
5.15	Material Contracts	24
5.16	Personal Property Leases	27
5.17	Compliance with Laws	27
5.18	Environmental Matters	27
5.19	Employees, Employee Contracts and Benefits	28
5.20	Insurance	32
5.21	Permits and Licenses	32
5.22	Privacy	33
5.23	Accounts Receivable	33
5.24	Books and Records	33
5.25	Bank Accounts	33
5.26	Affiliate Transactions	34
5.27	Brokers and Intermediaries	34
5.28	Full Disclosure	34

i

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF PURCHASER		34
6.1	Existence and Qualification	35
6.2	Authority	35
6.3	No Conflicts	35
6.4	Compliance with Laws	35
6.5	Litigation	35
6.6	Brokers and Intermediaries	35
6.7	Financial Statements	36
6.8	Purchaser Common Shares	36

ARTICLE 7 ADDITIONAL COVENANTS AND AGREEMENTS OF PARTIES		36
7.1	Approvals; Further Assurances	36
7.2	Access and Investigation	37
7.3	Non-Competition, Non-Solicitation and Confidentiality	37
7.4	Post-Closing Tax Matters	38
7.5	D&O Policy	40
7.6	Release	41
7.7	Consent to Transfer of Shares; Waiver of Transfer Restrictions	42
7.8	Conduct of Business	42
7.9	Exclusivity	42
7.10	Client Consents	43
7.11	Section 280G Approval	43

ARTICLE 8 CLOSING CONDITIONS		43
8.1	Conditions to Each Party’s Obligations under this Agreement	43
8.2	Conditions to the Obligations of Purchaser under this Agreement	44
8.3	Conditions to the Obligations of the Sellers and the Company under this Agreement	44

ARTICLE 9 TERMINATION		45
9.1	Termination	45
9.2	Effect of Termination	46

ii

ARTICLE 10 Indemnification		46
10.1	Survival of Representations and Warranties	46
10.2	Indemnification	46
10.3	Indemnification Procedures	48
10.4	Limitations on Indemnification for Breaches of Representations and Warranties	50
10.5	Purchase Price Adjustments	50
10.6	Payment of Claims; Setoff of Holdback; Clawback of Shares	50

ARTICLE 11 MISCELLANEOUS		51
11.1	Notices	51
11.2	Binding Effect; Assignment	51
11.3	Complete Agreement	51
11.4	Modifications and Waivers	51
11.5	Counterparts	51
11.6	Right to Set-Off	51
11.7	Severability	51
11.8	Governing Law; Consent to Jurisdiction, Waiver of Jury Trial	52
11.9	Specific Performance	52
11.10	Public Announcements	52
11.11	Appointment and Authorization of the Seller Representative	52

ANNEX A	Defined Terms
ANNEX B	Schedule of Sellers and Shares
ANNEX C	Notice Addresses
ANNEX D	Sample Net Working Capital Calculation
ANNEX E	Restricted Territory

EXHIBIT A	Form of Stock Power
EXHIBIT B	Form of Yurashevich Employment Agreement
EXHIBIT C	Form of Stock Restriction Agreement
EXHIBIT D	Form of Employee Confidentiality, Invention Assignment and Non-Solicitation Agreement
EXHIBIT E	Form of Accredited Investor Questionnaire

iii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made effective as of November 4, 2020, by and among Fathom Holdings Inc., a North Carolina corporation (“Purchaser”); Verus Title Inc., a Delaware corporation (the “Company”), The Yurashevich Community Property Trust of 2016, a community property trust (“Yurashevich Trust”) and the Kaila Family Trust, a revocable living trust (“Kaila” and collectively with Yurashevich Trust, the “Sellers”), and Paul Yurashevich, an individual resident of North Carolina (“Yurashevich”) in his individual capacity as Seller Representative hereunder. The Purchaser, the Company, the Sellers and the Seller Representative are sometimes individually referred to herein as a “Party” or collectively referred to herein as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Sellers own all of the issued and outstanding shares of capital stock of the Company (the “Shares”) as set forth on Annex B attached hereto, and such Shares represent all of the issued and outstanding Equity Securities of the Company; and

WHEREAS, the Sellers desire to sell to Purchaser, and Purchaser desires to purchase from the Sellers, the Shares for the Purchase Price and upon the terms and conditions hereinafter set forth (the “Acquisition”).

NOW THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser, the Company, the Sellers and the Seller Representative hereby agree as follows:

ARTICLE 1
CERTAIN DEFINITIONS

1.1              Certain Definitions. Unless the context otherwise requires, capitalized terms used in this Agreement will have the meanings set forth herein or in Annex A attached hereto, which is incorporated herein and made a part hereof.

1.2            Interpretation; Drafting. All Schedules, Annexes and Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. The headings preceding the text of Articles and Sections included in this Agreement and the headings to Schedules, Annexes and Exhibits attached to this Agreement are for convenience only and will not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender or the singular or plural form of words herein will not limit any provision of this Agreement. The use of the terms “including” or “include” will in all cases herein mean “including, without limitation” or “include, without limitation,” respectively. Reference to the Company’s business shall, unless context provides otherwise, include the business of each Investment Entity and the references to the Company’s assets shall include its ownership interest in each Investment Entity. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of this Agreement. Reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any specific Governmental Entity or specific statutory or regulatory provisions shall include any successor Governmental Entity or successor statute or regulation, as the case may be. Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Underscored references to Articles, Sections, paragraphs, clauses, Schedules, Annexes or Exhibits will refer to those portions of this Agreement. The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import will refer to this Agreement as a whole and not to any particular Article, Section, paragraph or clause of, or Schedule, Annex or Exhibit to, this Agreement. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event any ambiguity or question of intent or interpretation arises, this Agreement will be construed as jointly drafted by the Parties hereto and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE 2
THE ACQUISITION

2.1           Acquisition of Shares. Upon all of the terms and subject to all of the conditions of this Agreement, at the Closing, as more particularly set forth below, each Seller will sell, transfer and deliver to Purchaser, free and clear of any Liens, all of the Shares owned by such Seller, as set forth opposite such Seller’s name on Annex B, and Purchaser will purchase and acquire from the Sellers, all of the Shares.

2.2           Purchase Price. In consideration for the sale, transfer and delivery of the Shares pursuant to Section 2.1, and upon the terms and conditions set forth herein, Purchaser will pay or cause to be paid to the Sellers, severally and not jointly, cash and equity consideration in the amounts set forth in this ARTICLE 2. The aggregate consideration to be paid by Purchaser for the Shares (the “Purchase Price”) will be the sum of (i) the Final Closing Cash Consideration (as adjusted pursuant to Section 2.3) and (ii) the Stock Consideration.

(a)         Initial Closing Cash Consideration. The cash portion of the Purchase Price to be paid at Closing by Purchaser for the Shares will be equal to:

(i)            Six Hundred and Ninety Eight Thousand Six Hundred and Fifteen Dollars ($698,615) (the “Closing Cash Base Amount”);

(ii)           plus the amount, if any, by which the Estimated Net Working Capital exceeds the Target Net Working Capital;

(iii)          less the amount, if any, by which the Target Net Working Capital exceeds the Estimated Net Working Capital;

(iv)          less the amount of Estimated Company Indebtedness other than any loan made pursuant to the Paycheck Protection Program and included on the Company Disclosure Schedule;

(v)            less the amount of Estimated Company Transaction Expenses;

(vi)          less Ninety Thousand Dollars $90,000.00 (the “Holdback”).

The aggregate amount of items (ii) – (vi) above is referred to herein as the “Closing Cash Adjustment”, and such amount, together with the amount of the Closing Cash Base Amount, is referred to herein as the “Initial Closing Cash Consideration.” The Initial Closing Cash Consideration will be subject to further adjustment after the Closing pursuant to Section 2.3 and Section 10.5. For the avoidance of doubt, the aggregate Closing Cash Adjustment may be a positive or a negative number.

(b)          Purchase Price and Closing Payments. Subject to the terms and conditions set forth herein, as consideration for the Shares in the Company:

(i)           Purchaser will pay in cash at Closing, by wire transfer of immediately available funds on behalf of the Company, the Estimated Company Indebtedness (other than any loan made pursuant to the Paycheck Protection Program and included on the Company Disclosure Schedule) as set forth on the Estimated Closing Statement.

(ii)          Purchaser will pay off in cash at Closing, by wire transfer of immediately available funds on behalf of the Company, the Company Transaction Expenses as set forth on the Estimated Closing Statement.

(iii)         Purchaser will (y) pay to each Seller at Closing, by wire transfer of immediately available funds, an amount in cash equal to such Seller’s Pro Rata Portion of the Initial Closing Cash Consideration and (z) cause to be issued to such Seller at Closing, such Seller’s Pro Rata Share of the Stock Consideration, rounded down to the nearest whole number.

2.3           Working Capital Adjustment.

(a)           No less than three (3) Business Days prior to the Closing Date, the Company will deliver a statement to Purchaser (the “Estimated Closing Statement”) containing (i) an estimated balance sheet of the Company as of 11:59 p.m. on the day immediately prior to the Closing Date, (ii) the Estimated Net Working Capital, Estimated Company Cash, Estimated Company Indebtedness and Estimated Company Transaction Expenses, and (iii) a calculation of the Initial Closing Cash Consideration calculated with reference thereto. The Estimated Closing Statement and the calculations and determinations related thereto will be prepared in good faith from the Company’s books and records and calculated in accordance with the Accounting Principles.

(b)           Within ninety (90) days following the Closing Date, Purchaser shall cause to be prepared and delivered to the Seller Representative a statement (the “Closing Statement”) containing (i) the actual balance sheet of the Company as of 11:59 p.m. on the day immediately prior to the Closing Date, (ii) the actual amounts of Net Working Capital, Company Cash, Company Indebtedness and Company Transaction Expenses as of such time, and (iii) a calculation of the Final Closing Cash Consideration. The Closing Statement and the calculations and determinations related thereto will be prepared in good faith from the Company’s books and records and calculated in accordance with the Accounting Principles.

(c)          If the Seller Representative disagrees with any aspect of the Closing Statement, the Sellers may, within fifteen (15) days after receipt of the Closing Statement, deliver to Purchaser a written notice setting forth in reasonable detail any dispute that the Seller Representative has with respect to the Closing Statement and the basis for such dispute (a “Closing Date Dispute”). The Seller Representative will not be entitled to dispute the accounting principles and adjustments used in preparing the Closing Statement and Final Closing Cash Consideration if such principles and adjustments are in accordance with the Accounting Principles. If the Seller Representative does not so notify Purchaser of a dispute with respect to the Closing Statement within such fifteen (15) day period, such Closing Statement will be final, conclusive and binding on the Parties. In the event of any notification of a dispute, Purchaser and the Seller Representative will negotiate in good faith to resolve such dispute.

(d)           If Purchaser and the Seller Representative, notwithstanding such good faith effort, fail to resolve such dispute within fifteen (15) days after the Seller Representative notifies Purchaser of his objections, then Purchaser and the Seller Representative jointly will engage a nationally or regionally recognized arbitration firm that is not presently providing and has not provided either party or their Affiliates with services in the last two years as mutually agreed upon by Purchaser and the Seller Representative (the “Arbitration Firm”) to resolve such dispute. As promptly as practicable thereafter, Purchaser and the Seller Representative will prepare and submit presentations to the Arbitration Firm (the “Dispute Presentations”). Purchaser and the Seller Representative will cause the Arbitration Firm to promptly resolve only those items remaining in dispute between the Parties in accordance with the provisions of this ARTICLE 2 within the range of the difference between Purchaser’s position with respect thereto and the Seller Representative’s position with respect thereto based solely upon the information set forth in the Dispute Presentations. The costs of any fees and expenses of the Arbitration Firm and of any enforcement of the determination thereof, will be borne by the Parties in inverse proportion as they may prevail on the matters resolved by the Arbitration Firm, which proportionate allocation will be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and will be determined by the Arbitration Firm at the time the determination of such firm is rendered on the merits of the matters submitted. All determinations made by the Arbitration Firm will be final, conclusive and binding on the Parties.

(e)           If the Final Closing Cash Consideration (as finally determined pursuant to Section 2.3(c) or Section 2.3(d)) is less than the Initial Closing Cash Consideration (the amount of such deficiency is referred to herein as the “Deficiency”), then an amount in cash equal to such Deficiency will be payable to the Purchaser by (i) first, a release to Purchaser from the Holdback and (ii) the remaining amount, if any, shall be paid by the Sellers to the Purchaser, on a joint and several basis. Such amounts shall be paid by the Sellers no later than ten (10) Business Days following the date on which the Final Closing Cash Consideration is finally determined pursuant to Section 2.3(c) or Section 2.3(d).

(f)            If the Final Closing Cash Consideration (as finally determined pursuant to Section 2.3(c) or Section 2.3(d)) is greater than the Initial Closing Cash Consideration, then Purchaser shall pay or cause to be paid to the Sellers an aggregate amount in cash equal to such excess. Such amounts shall be paid by Purchaser no later than ten (10) Business Days following the date on which the Final Closing Cash Consideration is finally determined pursuant to Section 2.3(c) or Section 2.3(d).

(g)          Any payments to the Sellers under this Section 2.3 will be allocated to the Sellers in accordance with their respective Pro Rata Share and will be paid by wire transfer of immediately available funds in accordance with the wire transfer instructions delivered to Purchaser by the Seller Representative.

(h)           Any adjustments made pursuant to this Section 2.3 shall be treated as an adjustment to the Purchase Price, except to the extent that applicable Tax Law does not permit such treatment, and the Parties agree to file their Tax Returns accordingly, except as otherwise required by a change in applicable Law after the Closing Date or a Final Determination.

(i)            For purposes of complying with the terms set forth in this Section 2.3, each Party shall reasonably cooperate with and make available to the other Party and its respective accountants and other representatives all information, records, data and working papers, and shall permit access to its records, facilities and personnel, as may be reasonably requested in connection with this Section 2.3, including the resolution of any Closing Date Dispute. All information provided or obtained in connection with any adjustments to the Purchase Price is subject to the confidentiality provisions set forth in ARTICLE 7 hereof.

2.4           Holdback.

(a)           Subject to the terms and conditions of this Agreement, Purchaser shall initially hold back from the payments made to each Seller such Seller’s Pro Rata Portion of the Holdback.

(b)           Any claims under this Agreement (including pursuant to Section 2.3 or ARTICLE 10) that are to be satisfied from the Holdback Amount will be satisfied according to the methodology described in this paragraph. Any claim made against the Holdback Amount will be satisfied by reducing the Holdback by the amount of such claim, and such reduced portion of the Holdback will no longer be subject to payment to the Sellers.

(c)           On the second Business Day following the last day of the Holdback Period (the “Release Date”), Parent shall distribute to each Seller such Seller’s Pro Rata Share of the Holdback (which for the avoidance of doubt shall represent the initial amount of the Holdback less such amount of the Holdback, if any, that is no longer subject to payment pursuant to this Agreement) in accordance with payment instructions delivered by such Seller in writing.

(d)           Notwithstanding the foregoing provisions of this Section 2.4, if, on the Release Date, there are any outstanding claims of any Purchaser Indemnified Party that were submitted within the Holdback Period but that have not yet been resolved or satisfied as of the Release Date, Purchaser shall be entitled to continue to hold, and refrain from paying such amount of the Holdback that would satisfy such claimed Losses until such claim has been resolved or satisfied pursuant to ARTICLE 10. On the second Business Day following the date that any such claims referred to in immediately preceding sentence become resolved or satisfied pursuant to ARTICLE 10, any amount of the Holdback Cash was not released on the Release Date as a result of the first sentence of this paragraph (less any portion of the Holdback (if any) that ceases to be Holdback in order to satisfy any Losses for such claims) shall be distributed to the Sellers in accordance with their respective Pro Rata Shares and in accordance with payment instructions delivered by such Seller in writing. For the avoidance of doubt, the Holdback shall not accrue interest.

ARTICLE 3
EFFECTIVE TIME; THE CLOSING

3.1           Effective Time. The Acquisition will be effected by the transfer and delivery of the Shares, as contemplated by Section 2.1, at the Closing to be held on the Closing Date provided for in Section 3.2 hereof. The Parties agree that the Closing will be effective and deemed for all purposes to have occurred as of 12:01 a.m., Eastern time, on the Closing Date (the “Effective Time”).

3.2           Time and Place of Closing. The closing of the transactions contemplated hereby (the “Closing”) will take place via the electronic transmittal of executed documents within five (5) Business Days following the satisfaction or waiver of the conditions set forth in ARTICLE 8, or at such other time and date as Purchaser and the Seller Representative may mutually agree in writing or such exchange actually occurs (the “Closing Date”).

3.3           Closing Deliveries of the Company and the Sellers. At the Closing, the Company and the Sellers shall deliver, or cause to be delivered, to Purchaser the following:

(a)           a certificate, dated as of the Closing Date, signed by the Secretary of the Company and in form and substance reasonably satisfactory to Purchaser, certifying (i) the names of the Company’s officers authorized to sign this Agreement and the other documents, instruments or certificates delivered pursuant to this Agreement by the Company, together with true specimen signatures of such officers; (ii) that the copies of the Certificate of Incorporation and bylaws, each as amended to date, of the Company attached thereto are true, correct and complete; and (iii) that the copies of the resolutions (or written consents, in lieu thereof) of the board of directors and shareholders of the Company attached thereto evidencing the approval of this Agreement and the other matters contemplated hereby and thereby were duly adopted and are in full force and effect;

(b)            a certificate signed by each Seller and an authorized representative of Company, each in form and substance reasonably satisfactory to Purchaser, dated as of the Closing Date, to the effect that each of the conditions set forth in Sections 8.2(a) and 8.2(b) have been satisfied;

(c)            the Company’s books and records;

(d)           stock certificates evidencing all of the Shares, along with an assignment, substantially in the form attached hereto as Exhibit A, duly executed by each Seller transferring such Seller’s Shares to Purchaser;

(e)            payoff letters or final invoices in a form reasonably satisfactory to Purchaser from each of the parties to which any of the Company Indebtedness or to which any Company Transaction Expenses are payable by the Company, as set forth in the Estimated Closing Statement;

(f)            a written resignation from each of the officers and directors of the Company set forth on Section 3.3(f) of the Company Disclosure Schedule;

(g)           a certificate, together with other evidence of payoff as Purchaser may reasonably require, signed by an authorized representative of Company and each of the Sellers that any and all loans made by the Company to any employee of the Company have been repaid in full other than any loan made pursuant to the Paycheck Protection Program and set forth in the Company Disclosure Schedule;

(h)           a Certificate of Good Standing of the Company dated within five (5) Business Days of the Closing Date, certified by the Secretary of State of the State of Delaware;

(i)            a certificate of non-foreign status from each Seller as set forth in Regulations Section 1.1445-2(b) in a form reasonably acceptable to Purchaser;

(j)            duly executed IRS Form W-9 from each of the Sellers;

(k)           the Estimated Closing Statement;

(l)           an employment agreement, substantially in the form attached hereto as Exhibit B, duly executed by the Company and Paul Yurashevich;

(m)         employment agreements, in a form acceptable to the Purchaser in its discretion, duly executed by the Company and any senior personnel of the Company designated by the Purchaser;

(n)           a stock restriction agreement, substantially in the form attached hereto as Exhibit C, duly executed by each Seller that is to remain employed by the Company after the Closing and the Purchaser (each a “Stock Restriction Agreement”);

(o)           fully executed elections under Section 83(b) of the Code from each Seller executing a Stock Restriction Agreement (or, if applicable, the service provider described in the Stock Restriction Agreement) with respect to the Shares, which each Seller (or applicable service provider) will file immediately following Closing;

(p)           an executed employee confidentiality, invention assignment and non-solicitation agreement, substantially in the form attached hereto as Exhibit D, duly executed by the Company and each employee of the Company;

(q)           all third-party consents required to consummate the transaction (including, for the avoidance of doubt, all documents required to be filed with respect to any loan related to the Paycheck Protection Program or the Economic Injury Disaster Loan Program);

(r)           amended and restated Organizational Documents of each Investment Entity in a form acceptable to Buyer; and

(s)            such other documents, instruments, certificates, consents and other agreements as Purchaser may reasonably require to effect the transactions contemplated by this Agreement to be consummated as of the Closing.

3.4          Closing Deliveries of Purchaser. At the Closing, Purchaser shall deliver, or cause to be delivered, to the Sellers the following:

(a)              payment of the Initial Closing Cash Consideration and the Stock Consideration in accordance with Section 2.2;

(b)              a certificate, dated as of the date hereof, signed by the Secretary of Purchaser and in form and substance reasonably satisfactory to the Seller Representative, certifying (i) the names of Purchaser’s officers authorized to sign this Agreement and the other documents, instruments or certificates to be delivered pursuant to this Agreement by Purchaser, together with true specimen signatures of such officers; (ii) that the copies of the articles of incorporation and the bylaws, each as amended to date, of Purchaser attached thereto are true, correct and complete; and (iii) that the copies of the resolutions (or written consents, in lieu thereof) of Purchaser attached thereto evidencing the approval of this Agreement and the other matters contemplated hereby and thereby were duly adopted and are in full force and effect;

(c)              a certificate signed by an authorized representative of Purchaser, in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that each of the conditions set forth in Sections 8.3(a) and 8.3(b) have been satisfied; and

(d)             a Certificate of Existence of Purchaser dated within five (5) Business Days of the Closing Date, certified by the North Carolina Department of the Secretary of State.

3.5          Withholding. Purchaser is entitled to deduct and withhold from any amounts payable pursuant to this Agreement any withholding Taxes or other amounts required under the Code or any applicable Law to be deducted and withheld. To the extent that any such amounts are so deducted or withheld, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF EACH SELLER

Each Seller, severally but not jointly, with respect to himself, herself or itself only, hereby represents and warrants to Purchaser as of the date hereof and as of the Closing Date that:

4.1           Authorization of Agreement. Such Seller has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement to be executed by such Seller in connection with the consummation of the transactions contemplated by this Agreement (the “Seller Documents”), and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by such Seller, and (assuming due authorization, execution and delivery by Purchaser) this Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.2          Conflicts; Consent of Third Parties.

(a)              None of the execution and delivery by such Seller of this Agreement or the Seller Documents, the consummation by such Seller of the transactions contemplated hereby or thereby, or compliance by such Seller with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) any Contract to which any Seller is a party or by which any of the properties or assets of such Seller are bound; (ii) any order of any Governmental Entity by which any of the properties or assets of such Seller are bound; or (iii) any applicable Law.

(b)              No consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person is required on the part of such Seller in connection with the execution and delivery of this Agreement, the Seller Documents, the compliance by such Seller with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby.

4.3          Ownership and Transfer of Shares. The Shares constitute all of the issued and outstanding capital stock or other securities of the Company, and there are no shares of capital stock or other securities of the Company that are authorized, issued, outstanding, or reserved or committed for issuance other than the Shares listed on Annex B. Each Seller is the record and beneficial owner of the Shares reflected on Annex B, free and clear of any and all Liens. Such Seller has the power and authority to sell, transfer, assign and deliver such Shares as provided in this Agreement, and such delivery will convey to Purchaser good and marketable title to such Shares, free and clear of any and all Liens, other than any transfer restrictions imposed by reason of the issuance of securities without registration under federal and state securities Laws.

4.4          Litigation. There is no legal action, suit or proceeding or judicial, administrative or governmental investigation pending or, to the knowledge of such Seller, threatened against such Seller, or to which such Seller is otherwise a party, relating to this Agreement, the Seller Documents, the Shares or the transactions contemplated hereby or thereby.

4.5          Investment Representations.

(a)              The shares comprising the Stock Consideration are being acquired for investment for such Seller’s own account and not with a view to the distribution of any part thereof, and such Seller has no present intention of selling, granting any participation in, or otherwise distributing the same in a manner contrary to the Securities Act or applicable state securities laws.

(b)             Such Seller is knowledgeable about the risks involved in acquiring securities issued without registration under the Securities Act and acknowledges that his acquisition of the Stock Consideration is a speculative risk. Such Seller has substantial experience in evaluating the risks of acquiring securities. Such Seller can bear the economic risk of this investment (including possible complete loss of such investment) for an indefinite period of time and has such knowledge and experience in financial or business matters that he, she, or it is capable of evaluating the merits and risks of his, her, or its investment in the securities comprising the Stock Consideration. Such Seller understands that the shares comprising the Stock Consideration have not been registered under the Securities Act, or under the securities laws of any jurisdiction, and that such registration may never occur. Each such Seller that is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act (17 C.F.R. 230.501) has delivered to Purchaser a completed accredited investor questionnaire in the form set forth on Exhibit E.

(c)              Such Seller has been given access to full and complete information regarding Purchaser including, in particular, the current financial condition of Purchaser, the relative terms of Purchaser’s capital stock and the risks associated therewith, and has utilized such access to such Seller’s satisfaction for the purpose of obtaining information or verifying information. Such Seller has not solicited from Purchaser, and Purchaser has not provided to the Sellers, any advice regarding the transactions contemplated by this Agreement. Such Seller is relying solely on himself or his advisors in assessing and negotiating the purchase of the shares comprising the Stock Consideration and not on any statements or representations of Purchaser or any of its agents or representatives. Such Seller has accessed and reviewed all of Purchaser’s periodic reports, registration statements, and other documents filed by Purchaser with the Securities and Exchange Commission (“SEC”).

(d)             Such Seller understands that the shares comprising the Stock Consideration are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from Purchaser in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be transferred or resold without registration under the Securities Act only in certain limited circumstances. Such Seller represents that he is familiar with Rule 144, as currently in effect, promulgated under the Securities Act, and understands the resale limitations imposed thereby and by the Securities Act.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE Company AND THE SELLERS

The Company and the Sellers, jointly and severally, represent and warrant to Purchaser that the statements contained in this ARTICLE 5 are true and correct as of the date of this Agreement and as of the Closing Date, except as set forth in the disclosure schedules delivered by the Company and the Sellers to Purchaser on the date hereof (the “Company Disclosure Schedule”).

5.1         Existence and Qualification; Capitalization.

(a)              The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to carry on its business as presently conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties or assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, each of which is listed on Section 5.1(a) of the Company Disclosure Schedule. The Company has provided or made available to Purchaser true and complete copies of all Organizational Documents of the Company.

(b)              The Shares represent all issued and outstanding Capital Interests of the Company. Except for the Shares, there are no other Equity Securities or other securities of the Company that are authorized, issued, outstanding, or reserved or committed for issuance. The Shares were duly authorized and validly issued, and are fully paid and non-assessable and are not subject to preemptive rights or rights of first refusal created by statute, the Company’s Organizational Documents or any agreement to which either the Company or any Seller is a party or by which any of them is bound, and have been issued in compliance with the Securities Act of 1933, as amended, and all other applicable federal, state and foreign security Laws. The Company has not repurchased any Equity Securities of the Company except in compliance with all applicable federal, state, foreign, or local Laws and any agreements applicable thereto. There are no declared or accrued but unpaid dividends with respect to the Shares.

(c)              The Sellers own one hundred percent (100%) of the Capital Interests of the Company, and the Sellers are the record and beneficial owners of the Shares indicated as being owned by such Seller on Annex B. The Shares are owned by each Seller free and clear of any Liens. The Company has not granted to any Person, and no Person has, (i) any Contract, warrant or option to purchase any Equity Securities of the Company, or (ii) any other conversion right or right to purchase, subscribe for or receive an issuance of, any Equity Securities of the Company.

(d)              The Company has never adopted or maintained any plan providing for equity compensation of any person or otherwise committing to the issuance of any Equity Securities. The Company has not granted any options to purchase any Equity Security of the Company or any other type of equity award. There are no outstanding, and the Company has never issued any, Equity Securities other than the Shares. The Company is not a party to, and as of the date hereof, to the Knowledge of the Company, there are no other voting trusts, proxies, or other agreements or understandings with respect to the equity interests of the Company.

5.2          Subsidiaries. The Company does not own any Subsidiary or have any controlling interest in any Person. Except as set forth on Section 5.2 of the Company Disclosure Schedule, the Company has never owned (of record or beneficially) any Equity Security of any Person. Each entity listed on Section 5.2 (each, an “Investment Entity”) of the Company Disclosure Schedule is validly existing and in good standing under the laws of the state of its organization, and has full power and authority to carry on its business as presently conducted. Each Investment Entity is duly qualified or licensed as a foreign corporation or limited liability company to do business, and is in good standing, in each jurisdiction where the character of its properties or assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, each of which is listed on Section 5.2 of the Company Disclosure Schedule. The Company has provided or made available to Purchaser true and complete copies of all Organizational Documents of each Investment Entity. No Investment Entity owns any material assets necessary to operate the Company’s business. The Company is not liable for, and has not guaranteed, any of any Investment Entity’s liabilities or obligations. The Company has maintained sufficient corporate and company formalities for the separate legal structures of the Company and each Investment Entity to be respected in all manners.

5.3          Authority. The Company has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate action is necessary on the part of the Company to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.4          No Conflicts. Except as set forth in Section 5.4 of the Company Disclosure Schedule, neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions provided for herein, will (a) conflict with or result in a breach of the Organizational Document of the Company or any Investment Entity, (b) conflict with, result in a breach of, constitute a default or event of default (or an event that might, with the passage of time or the giving of notice or both, constitute a default or event of default) under any of the terms, conditions or provisions of any agreement or instrument to which the Company is a party or by which the Company or any Investment Entity is bound, (c) result in a violation of any applicable law, ordinance, regulation, permit, authorization or decree or order of any court or other governmental agency applicable to the Company or any Investment Entity, or (d) create or impose any Lien, charge or encumbrance on any of the Company’s or any Investment Entity’s assets. No consent, approval or authorization of, or registration or filing with, any third party is required in connection with the execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby.

5.5          Government Authorization. Except as set forth in Section 5.5 of the Company Disclosure Schedule, no consent, waiver, approval, order, or authorization of, or registration, declaration, or filing with, any court, administrative agency, or commission or other Governmental Entity or instrumentality is required to be made or obtained by the Company or any Investment Entity in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby.

5.6          Litigation. Except as set forth in Section 5.6 of the Company Disclosure Schedule, there are no suits, actions, claims, arbitration or other legal, administrative or regulatory proceedings or investigations, whether at law or in equity, or before or by any Governmental Entity (a) pending or threatened in writing by or against or affecting the Company or any of the properties, assets or business of the Company, or (b) to the Company’s Knowledge, pending or threatened by or against any of the officers, managers or employees of the Company that relate to or involve the termination by any such person of his or her employment with any of such person’s former employers. To the Company’s Knowledge, there is no basis for any such lawsuit, claim, arbitration or other proceeding or investigation. There is no outstanding judgment, order or decree of any governmental authority or arbitrator applicable to the Company or any of the properties, assets or business of the Company. There is no action, proceeding or investigation by the Company currently pending or that the Company intends to initiate.

5.7          Financial Statements.

(a)              The Company has provided to Purchaser copies of (a) the audited consolidated balance sheets of the Company as of December 31, 2019 and December 31, 2018 and the related audited consolidated statements of income, cash flows and owners’ equity for the twelve-month periods then ended (the “Audited Financial Statements”) and (b) the unaudited consolidated balance sheet of the Company as of September 30, 2020 (the “Balance Sheet Date”), and the related unaudited consolidated statements of income, cash flows and owners’ equity for the nine-month period then ended (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). Except as set forth in the notes thereto or as set forth in Section 5.7 of the Company Disclosure Schedule, the Financial Statements (i) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, (ii) have been prepared from the books and records of the Company and (iii) present fairly the financial condition, operating results and cash flows of the Company as of the dates and for the periods indicated therein, subject, in the case of the Unaudited Financial Statements, to normal audit adjustments, the lack of footnotes and other presentation items.

(b)              All books, records and accounts of the Company are accurate and complete in all material respects and are maintained in all material respects in accordance with standard business practice, except for any inaccuracies that would be adjusted at year end in accordance with standard year-end adjustment practices.

5.8          No Undisclosed Liabilities. Except as set forth in Section 5.8 of the Company Disclosure Schedule, the Company does not have any liability except for liabilities (i) reflected or reserved against in the Financial Statements, (ii) incurred in the Ordinary Course of Business since the Balance Sheet Date, or (iii) that are executory obligations arising in the Ordinary Course of Business under any Contracts (and not as a result of any breach thereof).

5.9          Absence of Certain Changes. Except as set forth in Section 5.9 of the Company Disclosure Schedule, since June 30, 2020, the Company has conducted its business and operations in the Ordinary Course of Business and neither the Company nor any Investment Entity has:

(a)              entered into any transaction except in the ordinary course of business as conducted on that date that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)             amended or changed any of its Organizational Documents;

(c)              made any capital expenditure or commitment exceeding $10,000 individually or $50,000 in the aggregate;

(d)             made any payment, discharge or satisfaction, in any amount in excess of $10,000 individually or $50,000 in the aggregate, of any claim, liability or obligation, other than payment, discharge or satisfaction of claims, liabilities and obligations in the Ordinary Course of Business or of liabilities reflected or reserved against in the Financial Statements;

(e)             experienced any destruction of, damage to, or loss of any assets with a book value in excess of $10,000 (whether tangible or intangible), whether or not covered by insurance;

(f)              been engaged in any employment dispute, including claims or matters raised by any individuals or any workers’ representative organization, bargaining unit or union regarding labor trouble or claim of wrongful discharge or other unlawful employment or labor practice or action with respect to the Company;

(g)              made any change in accounting methods or practices other than as required by GAAP;

(h)             made or changed any election in respect of Taxes; adopted or changed any accounting method in respect of Taxes; filed any amended Tax Return; made or entered into any agreement or settlement of any claim or assessment in respect of Taxes or extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; or taken any action, omitted to take any action, or entered into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Purchaser or the Company in respect of any Tax period other than a Pre-Closing Tax Period;

(i)              adopted or amended any Company Benefit Plan;

(j)              declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) in respect of any Company Capital Interest, or any split, combination or reclassification in respect to any Company Capital Interest, or any issuance or authorization of any issuance of any other Company Equity Security in respect of, in lieu of or in substitution for any Company Capital Interest, or any direct or indirect repurchase, redemption, or other acquisition by the Company of any Company Capital Interest (or options, warrants or other Equity Security convertible into, exercisable or exchangeable therefor);

(k)             hired or terminated any employee or consultant of the Company receiving more than $50,000 of compensation per year, promoted, demoted or otherwise changed the employment status or title of any officer of the Company or received a resignation of or removed any director of the Company, in each case other than in the ordinary course of business;

(l)              increased the base salary or other compensation payable or to become payable by the Company to any officer, director or employee of the Company, or declared, paid, committed or agreed to any kind of severance payment, termination payment, bonus or other additional salary or compensation to any such Person;

(m)            entered into any termination, extension, material amendment or modification of the terms of any material Contract or customer Contract to which the Company is a party or by which the Company or any of its assets are bound;

(n)             entered into any agreement, contract, covenant, instrument, lease, license or commitment to which the Company is a party or by which it or any of its assets (whether tangible or intangible) are bound or any termination, extension, amendment or modification of the terms of any agreement, contract, covenant, instrument, lease, license or commitment to which the Company is a party or by which it or any of its assets are bound, other than agreements, contracts, covenants, instruments, leases, licenses or commitments entered into in the ordinary course of business (provided, for the avoidance of doubt, that standard employment agreements shall constitute agreements entered into in the ordinary course of business);

(o)              made any sale, lease, license or other disposition of any of the material assets (whether tangible or intangible) or material properties of the Company taken as a whole, including the sale of any accounts receivable of the Company, or any creation of any security interest in any such material assets or material properties;

(p)              (i) made any loan to any Person that is outstanding as of the date hereof (other than accounts receivable, deposits and prepaid expenses in the Ordinary Course of Business, including advances to any officer, manager or employee of the Company for travel and business expenses in the Ordinary Course of Business), (ii) incurred any Indebtedness, (iii) guaranteed any Indebtedness, (iv) issued or sold any debt securities of the Company, or (v) guaranteed any debt securities of any other Person;

(q)             granted any waiver or release of any right or claim material to the Company, including any write-off or other compromise of any account receivable of the Company;

(r)              accelerated the collection of or application of any discount to any accounts receivable of the Company or delayed the payment of any accounts payable or deferment of any expenses of the Company or engaged in any practices or promotional sales or discount activity with any customers or distributors with the effect of accelerating pre-Closing periods sales that would be expected (based on past practice) to occur in post-Closing periods, any practice which would have the effect of accelerating pre-Closing periods collections of receivables that would otherwise be expected (based on past practice) to be made in post-Closing periods or any other promotional sales, discount activity, or deferred revenue activity in a manner outside the ordinary course of business or inconsistent with past practices or contrary to accepted industry standards;

(s)             commenced, settled, provided notice of or, to the Knowledge of the Company, received any threat, of any claim, lawsuit or proceeding or other investigation against the Company;

(t)             experienced any event or condition that has had or is reasonably likely to have a Material Adverse Effect;

(u)             received notice of any claim or potential claim of ownership, interest or right by any Person other than the Company of the Company Intellectual Property or of infringement by the Company of any other Person’s Intellectual Property Rights;

(v)              (i) except standard end user licenses and software-as-a-service agreements entered into in the ordinary course of business, sold, leased, licensed or transferred to any Person of any Company Intellectual Property or executed, modified or amended any agreement with respect to the Company Intellectual Property with any Person or with respect to the Intellectual Property Rights of any Person, (ii) purchased or licensed any Intellectual Property Rights or executed, modified or amended any agreement with respect to the Intellectual Property Rights of any Person, (iii) entered into any agreement or modification or amendment of an existing agreement with respect to the development of any Intellectual Property Rights with a third party, or (iv) changed pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by Persons who have licensed Intellectual Property Rights to the Company;

(w)             leased, licensed, subleased or entered in any other agreement for the occupancy of any Leased Real Property by the Company; or

(x)              executed or entered into any agreement by the Company, or any officer, employee or manager on behalf of the Company, to do any of the things described in the preceding clauses (a) through (w) of this Section  5.9.

5.10        Title to Assets. The Company has good and indefeasible title to all assets of the Company free and clear of all Liens, mortgages, pledges, security interests, conditional sales agreements, operating or capital leases, charges, encumbrances, and other adverse claims or interests of any kind. Each Investment Entity has good and indefeasible title to all assets of the Company free and clear of all Liens, mortgages, pledges, security interests, conditional sales agreements, operating or capital leases, charges, encumbrances, and other adverse claims or interests of any kind. Neither the Company nor any Investment Entity is a party to any Contract, agreement or commitment for the sale or disposition of any of its assets other than in the Ordinary Course of Business.

5.11       Condition of Tangible Assets. All buildings, structures, improvements, vehicles, fixtures, equipment and other material items of tangible property and assets of the Company are (i) sufficient for the conduct of the business of the Company as currently conducted and as currently contemplated to be conducted, (ii) adequate for the uses to which they are being put by the Company immediately prior to Closing, and (iii) in reasonably good and serviceable operating condition and repair, subject to normal wear and maintenance, and are usable in the regular and Ordinary Course of Business and conform in all material respects to all applicable laws, ordinances, codes, rules and regulations, and authorizations relating to their construction, use and operation. No Person other than the Company owns any equipment or other tangible assets necessary to the operation of the business, except for leased items disclosed in Section 5.16 of the Company Disclosure Schedule and for items of negligible value.

5.12       Leased Real Property.

(a)           The Company does not currently own or hold, and has never owned or held, any ownership interest in real property (including, without limitation, any other real estate owned, real property acquired through foreclosure, or deed in lieu thereof). Set forth on Section 5.12(a) of the Company Disclosure Schedule is a complete and accurate description of all real property leased, subleased or used by Company (the “Leased Real Property”), which identifies the owner of record of each parcel. The Company currently has and will have at the Effective Time the right to quiet enjoyment of all of the Leased Real Property used by Company for the full term, including all renewal rights, pursuant to the terms of the Lease Agreements. No Investment Entity currently owns or holds, and has ever owned or held, any ownership interest in real property (including, without limitation, any other real estate owned, real property acquired through foreclosure, or deed in lieu thereof). No Investment Entity leases or subleases any real property.

(b)           Section 5.12(b) of the Company Disclosure Schedule lists all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (the “Lease Agreements”), and there are no other Lease Agreements affecting the real property used by the Company or to which the Company is bound. The Company has provided Purchaser with correct and complete copies of each Lease Agreement together with any applicable amendments, extensions, estoppel certificates, subordination agreements, and material correspondence related thereto. The Company has not received any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any Lease Agreement, which has not been fully remedied and withdrawn. The consummation of the Acquisition will not (i) affect the enforceability against any Person of any Lease Agreement or the rights of the Company to the continued use and possession of the current Leased Real Property for the conduct of business as presently conducted, (ii) require the consent of any party to any Lease Agreement, except as set forth in Section 5.12(b) of the Company Disclosure Schedule, (iii) or result in a breach of any Lease Agreement or permit any party to any Lease Agreement to modify the terms of such Lease Agreement following the Closing.

(c)           To the Company’s Knowledge, there are no adverse zoning, building or land use codes or rules, ordinances, regulations or other restrictions relating to zoning or land use that currently or, to the Company’s Knowledge, may prospectively restrict in a material manner the use of all or any portion of the Leased Real Property, including the structures thereon, for the conduct thereon of the business of the Company as presently conducted.

(d)           Each of the Lease Agreements is legal, valid, binding, enforceable and in full force and effect, the Company has performed in all material respects all obligations imposed on any of them thereunder, and neither the Company nor, to the Company’s Knowledge, any other party thereto, is in breach or default thereunder in any material respect, nor is there any event that, with the giving of notice or lapse of time or both, would constitute a breach or default thereunder by the Company or, to the Company’s Knowledge, any other party thereto. The Company has not received written, or to the Company’s Knowledge oral, notice that any party to any of the Lease Agreements intends to cancel, terminate, or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder. Neither the Company, nor, to the Company’s Knowledge, any counterparty under the Lease Agreements is in default under any covenant, condition, restriction, easement, right-of-way, or governmental approval relating to the Leased Real Property.

17

(e)            To the Company’s Knowledge, there are no structural or other defects in the improvements constructed by or for the Company on the Leased Real Property. To the Company’s Knowledge, the structures owned, leased or used by the Company are in good operating condition and repair, are suitable for the operation of the business as presently conducted, and comply in all material respects with applicable building, zoning, safety, and other laws and regulations. No material improvements need to be made to or removed from any of the Leased Real Property in order for the Company to continue operation of the business following the Closing.

(f)             There are no pending and, to the Company’s Knowledge, no threatened, condemnation or similar proceedings affecting any Leased Real Property or access thereto and therefrom, nor has the Company received any notice thereof, and there are no assessments affecting any Leased Real Property or any part thereof, nor to the Company’s Knowledge is any such proceeding or assessment contemplated by any Governmental Entity.

5.13       Taxes.

(a)            The Company and the Investment Entities have timely and properly filed or submitted all Tax Returns that were required to be filed or submitted by them (taking into account any extensions of time to file), and all such Tax Returns are true, correct and complete in all respects and were prepared in compliance with all applicable Laws.

(b)            The Company has given or otherwise made available to Purchaser true, correct and complete copies of all Tax Returns, examination reports and statements of deficiencies (including, in each case, any amendments thereto) of the Company and each Investment Entity for taxable periods for which the applicable statutory periods of limitations have not expired.

(c)            All Taxes due and owing by the Company or any Investment Entity have been timely and fully paid, whether or not shown on any Tax Return. The unpaid Taxes of the Company (i) did not, as of the Balance Sheet Date, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Unaudited Financial Statements (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing Tax Returns. Since the Balance Sheet Date, the Company has not incurred any liability for Taxes outside the Ordinary Course of Business.

(d)            All Taxes that the Company or any Investment Entity is obligated to deduct, collect, or withhold from amounts owing to any employee, member, creditor, customer or other Person have been fully deducted, collected, or withheld and timely paid or remitted to the appropriate taxing authority. The Company and the Investment Entities have complied in all respects with all Tax information reporting provisions of all applicable Laws.

18

(e)            Neither the Company nor any Investment Entity has ever been the subject of any audit, judicial or administrative proceeding, or other examination of Taxes by any taxing authority, and no such audit, proceeding, or other examination is contemplated or pending as of the date hereof. No taxing authority has given notice of any intention to assert any deficiency or claim for additional Taxes against the Company or any Investment Entity. All deficiencies for Taxes asserted or assessed against the Company or any Investment Entity have been fully and timely paid. Any adjustment of Taxes of the Company or any Investment Entity made by the IRS, which adjustment is required to be reported to the appropriate state, local, or foreign taxing authorities, has been so reported.

(f)             Neither the Company nor any Investment Entity has been a party to, nor has any obligation under, any Tax Sharing Agreement. Neither the Company nor any Investment Entity (a) is or has ever been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return or a member of an affiliated, consolidated, combined or unitary group with respect to any state, local or non-U.S. Taxes, or (b) has any liability for the Taxes of any other Person under Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Law, by Contract or otherwise.

(g)            There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from the Company or any Investment Entity for any taxable period and no request for any such waiver or extension is currently pending. Neither the Company nor any Investment Entity is currently the beneficiary of any extension of time within which to file any Tax Return.

(h)            No claim has ever been made by any taxing authority in a jurisdiction where the Company or any Investment Entity does not currently file a particular type of Tax Return or pay a particular type of Tax that the Company or such Investment Entity is or may be required to file such Tax Return or pay such Tax (including obligations to withhold amounts with respect to Tax) in that jurisdiction.

(i)             Neither the Company nor any Investment Entity has ever requested, executed or entered into any closing agreement, private letter ruling, technical advice memorandum or similar agreement or ruling relating to Taxes with any taxing authority.

(j)             Neither the Company nor any Investment Entity has participated in, or has any liability or obligation with respect to, any transaction that is or is substantially similar to a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Regulations Section 1.6011-4(b) (or any similar provision of state, local or non-U.S. Tax Law).

(k)            There are no Liens for Taxes upon the assets or properties of the Company or any Investment Entity, except for Liens for Taxes not yet due and payable.

19

(l)             Neither the Company nor any Investment Entity will, and neither Purchaser nor any of its owners (by reason of Purchaser’s acquisition of the Company) will, be required to include any item of income or gain in, or exclude any item of deduction or loss or other tax benefit from, taxable income for any taxable period (or portion thereof) ending after the Closing Date that accrued in a taxable period on or before the Closing Date but was not recognized for Tax purposes in such prior taxable period for any reason, including as a result of any (i) change in method of accounting or use of an improper method of accounting for a taxable period ending on or before the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or before the Closing Date, (iii) intercompany transaction occurring at or prior to the Closing (including, without limitation, any intercompany transaction described in Regulations under Section 1502 of the Code), (iv) installment sale or open transaction disposition made on or before the Closing Date, (v) prepaid amount received on or before the Closing Date, (vi) election by the Company or any Investment Entity under Section 108(i) of the Code, or (vii) excess loss account described in Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law.

(m)           No power of attorney has been granted by the Company or any Investment Company with respect to any matter relating to Taxes of the Company or any Investment Company, which power of attorney is currently in force.

(n)            For all federal, state and local income Tax purposes, the Company is properly classified as a “C corporation” (within the meaning of Section 1361(a)(2) of the Code), and has been properly classified at all times since its formation as a C corporation.

(o)            Except for the Company’s interest in Honeybee, neither the Company nor any Investment Entity has, or has ever had, any direct or indirect interest in any trust, partnership, corporation, limited liability company, or other business entity for U.S. federal income Tax purposes. Except for the Company’s interest in Honeybee, neither the Company nor any Investment Entity is a party to any joint venture, Contract or other arrangement that could be treated as a partnership for federal income Tax purposes.

(p)            Each employee benefit plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code and the regulations thereunder, is, and since its inception has been, in documentary and operational compliance with Section 409A of the Code. No event has occurred that would be treated by Section 409A(b) of the Code as a transfer of property for purposes of Section 83 of the Code. No payment to be made under any Company Benefit Plan is, or to the Company’s Knowledge, will be, subject to the penalties of Section 409A(a)(1) of the Code. Neither the Company (or any Investment Entity) nor any Related Employer is under any obligation to compensate, reimburse or otherwise gross up any Person in respect of any Taxes under Sections 409A, 457A or 4999 of the Code.

(q)            No equity interest of the Company or any Investment Entity was issued in connection with the performance of services subject to a substantial risk of forfeiture (within the meaning of Section 83 of the Code) with respect to which the holder thereof has not timely filed an election under Section 83(b) of the Code in accordance with Regulations Section 1.83-2(d) (an “83(b) Election”) in connection with the issuance of thereof. The Company has delivered to Purchaser true, correct and complete copies of all such 83(b) Elections.

20

(r)            Neither the execution and delivery of this Agreement nor the consummation of the Acquisition could (either alone or in combination with another event): (i) give rise to the payment of any amount that could, individually or in combination with any other such payment, constitute a “parachute payment,” as defined in Section 280G of the Code (whether or not such payment is considered to be reasonable compensation for services rendered) or (ii) result in any requirement to pay any Tax “gross-up” or similar “make whole” payment to any current or former employee, manager or other service provider of the Company, any Investment Entity, or any Related Employer.

(s)             No Seller is a “foreign person” as that term is used in Regulations Section 1.1445-2. The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(t)             No claim has ever been asserted by any taxing authority that the Company or any Investment Entity (or any of their Affiliates) is liable for any Taxes based on Section 482 of the Code or comparable provisions of state, local, or non-U.S. Tax Law.

(u)            The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(v)             Neither the Company nor any Investment Entity is the beneficiary of any Tax grants, abatements, deferrals, or incentives granted or made available by any Governmental Entity for the benefit of the Company or such Investment Entity.

(w)            There is currently no limitation on the utilization of net operating losses of the Company under Section 382 of the Code and the Regulations thereunder (and comparable provisions of state, local or non-U.S. Tax Law).

(x)             Except as set forth in Section 5.13(x) of the Company Disclosure Schedules, neither the Company nor any Investment Entity has (i) deferred or delayed the payment of any Taxes under the Coronavirus Aid, Relief, and Economic Security Act (P.L. 116-136), enacted March 27, 2020 (the “CARES Act”) or as a result of the effects of the COVID-19 pandemic, (ii) claimed any Tax credit pursuant to Section 7001 or 7003 of the Families First Coronavirus Response Act of 2020, or (iii) taken out any loan, received any loan assistance or other financial assistance, or requested any of the foregoing, in each case under the CARES Act, including pursuant to the Paycheck Protection Program or the Economic Injury Disaster Loan Program.

(y)             Each Investment Entity is, and at all times since its formation has been, classified as either a partnership or a disregarded entity within the meaning of Regulations Section 301.7701-2(a). Each Investment Entity has not elected pursuant to Section 6221(b) of the Code to be excluded from the audit and assessment provisions of Subchapter C of Chapter 63 of the Code (as currently in effect) on its income Tax Return(s) filed prior to the Closing Date.

21

5.14       Intellectual Property.

(a)             Section  5.14(a) of the Company Disclosure Schedule sets forth a correct and complete list of (i) each item of Intellectual Property that is registered with or subject to an application for registration with any Governmental Entity that is, in each case, owned or filed by or on behalf of the Company, including the jurisdiction where the application or registration is located and the application or registration number (the “Registered Company Intellectual Property”), and (ii) each trade name, d/b/a, unregistered trademark and unregistered service mark used by the Company that is material to its business. All Registered Company Intellectual Property required to be set forth in Section  5.14(a) of the Company Disclosure Schedule is valid, enforceable and subsisting. All necessary documents and certificates in connection with Registered Company Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or elsewhere in the world, as the case may be, for the purposes of perfecting, prosecuting and maintaining such Registered Company Intellectual Property. No Investment Entity owns any item of Intellectual Property that is registered with or subject to an application for registration with any Governmental Entity or any trade name, d/b/a, unregistered trademark and unregistered service mark that is material to the Company’s business.

(b)             All logbooks, documents and records supporting the creation and ownership of Owned Company Intellectual Property have been retained by the Company. There are no actions with respect to the Owned Company Intellectual Property that must be taken by the Company within ninety (90) days of the date of this Agreement, including the payment of any registration, maintenance or renewal fees or the filing of any responses to Governmental Entity office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Owned Company Intellectual Property.

(c)             Section  5.14(c) of the Company Disclosure Schedule contains a complete and accurate list, as of the date hereof, of the Domain Name registrations of the Company. Section  5.14(c) of the Company Disclosure Schedule identifies, for each Domain Name registration, the named owner and the registrar or equivalent person with whom that Domain Name is registered. The Company’s use and registration of the Domain Name registrations does not infringe any third party’s Intellectual Property Rights. In the case in which the Company has acquired ownership of a Domain Name registration from another party, the Company has made or procured a transfer of the Domain Name in accordance with the procedure of the registrar. No Investment Entity owns any Domain Name registration.

(d)             In each case in which the Company has acquired ownership of any Trademarks, Copyrights, or Patents currently included in the Owned Company Intellectual Property from another person (each of which are identified in Section  5.14(d) of the Company Disclosure Schedule), the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in and to all such Intellectual Property to the Company.

(e)             The Company (i) owns, free and clear of all Liens, all right, title and interest in and to, or (ii) has valid and continuing rights to use, sell and license, all Intellectual Property that is necessary for the conduct of the business and operations of the Company as presently conducted. The products and services of the Company, and the conduct of business of the Company, has not and does not infringe, misappropriate, dilute, or otherwise violate any Intellectual Property Rights of any third Person. The Company has not received any threats or allegations that the Company’s use of the Company Intellectual Property in the conduct of the business of the Company violates the Intellectual Property Rights of any Person. To the Company’s Knowledge, no Person is infringing, misappropriating, diluting or otherwise violating any Intellectual Property Rights of the Company and no such claims have been asserted against any Person by the Company.

22

(f)             No Trade Secrets or other confidential information owned by the Company or any Investment Entity or provided to the Company or any Investment Entity by a third party, has been disclosed by the Company to any consultants, contractors or other third parties other than pursuant to a valid and enforceable written non-disclosure or confidentiality agreement. The Company and each Investment Entity has taken commercially reasonable actions, consistent with current industry standards to maintain and protect the Company Intellectual Property, including the secrecy, confidentiality and value of its Trade Secrets and other confidential information.

(g)            The Company Intellectual Property is sufficient for the conduct of the business of the Company as it is currently conducted. Without limiting the foregoing, the Company has the right to use all software development tools, library functions, or compilers that the Company uses (i) to create, modify, compile, or support any Company Intellectual Property or (ii) to provide any services provided by the Company.

(h)            If the Company has exported any Company Intellectual Property, or any technical information or other technology within its control, it has done so in all respects as required by the U.S. export laws and regulations and promulgated and enforced by the Bureau of Export Administration.

(i)             Schedule 5.14(h) sets forth a true, accurate, and complete list of all material computer software owned, or purported to be owned by the Company (the “Proprietary Software”). The Proprietary Software does not contain any computer code or any other mechanisms which may (i) disrupt, disable, erase or harm in any way such Proprietary Software’s operation, or cause the Proprietary Software to damage or corrupt any data, hardware, storage media, programs, equipment or communications, or (ii) permit any Person to access the Proprietary Software without authorization. The Proprietary Software is in material compliance with any applicable warranty or contractual commitment relating to the use, functionality, or performance of such Proprietary Software, and there are no pending or threatened written claims alleging any such failure. To the Knowledge of Company, there exist no technical problems with any Proprietary Software that materially and adversely affect the performance of such Proprietary Software or cause any Company services or Products to fail to substantially conform to their written specifications other than routine software bugs and/or glitches that may be promptly remedied in the Ordinary Course of Business of the Company. No Investment Entity own, or purports to own, any material computer software.

(j)             No Proprietary Software contains, is derived from, is distributed, integrated or bundled with, or links to or otherwise uses, any Open Source Software in any manner that (i) requires or conditions (or purports to require or condition) the use or distribution of any Proprietary Software on the disclosure, licensing or distribution of any source code or the granting of any right to decompile, reverse engineer or create derivative works of any Proprietary Software, or (ii) otherwise imposes any material limitation, restriction or condition on the right or ability of the Company to use or distribute any Proprietary Software.

23

(k)         The Computer Systems used by the Company are sufficient in all material respects for the Company’s current needs in the operation of its business, and in the past two years, there has been no material failure or other material substandard performance of any Computer Systems which has caused any material disruption to the business of the Company. The Company has taken commercially reasonable steps to provide for the back-up and recovery of material data and commercially reasonable disaster recovery plans, procedures and facilities and, as applicable, has taken commercially reasonable steps to implement such plans and procedures. The Company or its contractors has taken reasonable actions to protect the integrity and security of the Computer Systems and the information stored therein from unauthorized use, access, or modification by third parties, and to the Company’s Knowledge, there has been no such misuse or unauthorized use, access, disclosure or modification. To the Company’s Knowledge, the Computer Systems do not contain any computer code or any other mechanisms which may (i) disrupt, disable, erase or harm in any way such Computer Systems’ operation, or cause the Computer Systems to damage or corrupt any data, hardware, storage media, programs, equipment or communications, or (ii) permit any Person to access the Computer Systems without authorization.

(l)          Neither the Company nor any Investment Entity has licensed, distributed, published or otherwise disclosed to any third Person the source code form of any Proprietary Software or software used exclusively by the Company (“Company Source Code”), and the Company has implemented reasonable physical and electronic security measures to prevent access to and disclosure of such Company Source Code. Schedule 5.14(k) lists all escrow agreements pertaining to the Company Source Code. Except as disclosed in Schedule 5.14(k), no license, lease or similar agreement relating to any software owned by the Company includes an obligation to provide access to any Person to, or permit any Person to copy, distribute or create derivative works of the Company Source Code. The Company maintains (i) machine readable copies of the Proprietary Software, and (ii) documentation or user manuals for material releases or versions thereof currently in use by the Company, currently made available to the Company’s customers, or currently supported by the Company. The Company has sufficient documentation to enable a person reasonably skilled in the art to maintain, fix, and understand the Company Source Code with reasonable effort. The Company maintains at least one copy of the Source Code for the Proprietary Software, and such code is maintained under strict confidentiality and in accordance with industry-standards safekeeping for proprietary Source Code.

5.15       Material Contracts.

(a)         Section 5.15(a) of the Company Disclosure Schedule sets forth a correct and complete list of all of the following Contracts to which the Company is a party or by which the Company or any of the assets or properties of the Company is bound (collectively, the “Material Contracts”):

(i)           Contracts with any current or former officer, director, equityholder or Affiliate of the Company or any Investment Entity;

24

(ii)          Contracts for the sale or disposition of any of the assets of the Company any Investment Entity other than in the Ordinary Course of Business or for the grant to any Person of any preferential rights to purchase any of the assets of the Company;

(iii)         Contracts containing change of control or similar provisions or providing for severance, retention, change in control or other similar payments;

(iv)          Contracts for joint ventures, strategic alliances, partnerships, licensing arrangements, or sharing of profits or proprietary information;

(v)           Contracts containing covenants of the Company any Investment Entity not to compete in any line of business or with any Person in any geographical area or not to solicit or hire any person with respect to employment;

(vi)          Contracts containing any most-favored nations undertakings, rights of first refusal, price protection mechanisms or any other similar provisions restricting the business of the Company;

(vii)         Contracts relating to the acquisition (by merger, purchase of stock or assets or otherwise) by the Company or any Investment Entity of any operating business or material assets or the capital stock or equity of any other Person;

(viii)        Contracts relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien on any of the assets of the Company or any Investment Entity, including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements, or conditional sale or title retention agreements;

(ix)          Contracts for the employment of any individual on a full-time, part-time or consulting or other basis;

(x)           Contracts with independent contractors or consultants (or similar arrangements) that are not cancelable without penalty or further payment and without more than thirty (30) days’ notice;

(xi)          Contracts providing for indemnification, direct or indirect, by the Company or any Investment Entity;

(xii)         Contracts (or group of related Contracts) which involve the expenditure of more than $25,000 annually or $50,000 in the aggregate or require performance by any party more than one (1) year from the date hereof and that are not cancelable by the Company or any Investment Entity without penalty or further payment and without more than ninety (90) days’ notice;

(xiii)        Contracts for which the principal purpose is the licensing of any Intellectual Property by or to the Company or any Investment Entity;

25

(xiv)       Contracts or plans regarding rights to or the issuance of any equity interest in the Company or any other profit-sharing plan, including any stock option plan, stock appreciation rights plan, phantom stock plan or stock purchase plan or any other Contract any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional subsequent events) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(xv)        the Lease Agreements;

(xvi)       Contracts with any Governmental Entity;

(xvii)      Contracts related to the compromise or settlement of any litigation or arbitration or other proceeding;

(xviii)     Contracts with any labor union or any collective bargaining agreement;

(xix)       Contracts involving any outstanding powers of attorney executed on behalf of the Company;

(xx)        Contracts with respect to any Intellectual Property Rights, including any in-bound licenses, out-bound licenses and cross-licenses, but excluding (i) non-disclosure agreements entered into in the Ordinary Course of Business that do not include explicit licenses to Intellectual Property Rights; (ii) non-exclusive inbound licenses for commercially available non-custom software that (1) is not incorporated into, linked with, or distributed in conjunction with any Company products, and (2) is made generally available on standard terms involving annual payments from the Company of less than $2,500; or (iii) Company’s written agreements with its customers that have been entered into on Company’s standard form customer agreement previously made available to Purchaser without material deviation therefrom; and

(xxi)       any other Contracts that involve (i) $25,000 individually or $50,000 in the aggregate or more and is not cancelable by the Company or any Investment Entity without penalty within thirty (30) days, (ii) minimum purchase commitments by the Company or any Investment Entity, or (iii) ongoing service or support obligations and are not cancelable without penalty or refund within thirty (30) days.

(b)         Section 5.15(b) of the Company Disclosure Schedule sets forth a correct and complete list of (i) all of the Contracts to which the Company is a party that can be cancelled by the Company or any Investment Entity within ninety (90) days, including any penalty associated with such cancellation and (ii) all of the Contracts to which the Company or any Investment Entity is a party that can be cancelled by a third party to any such Contract within ninety (90) days, whether as a result of the Acquisition or otherwise.

26

(c)          True and complete copies of each Material Contract have been made available to Purchaser. Except as disclosed in Section 5.15(c) of the Company Disclosure Schedule: (i) neither the Company nor any Investment Entity has breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Material Contract, nor is the Company aware of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both; (ii) to the Knowledge of the Company, no other party to any Material Contract is in default thereunder; (iii) each Material Contract is a legal, valid and binding obligation of the Company and is in full force and effect; (iv) the consummation of the Acquisition will neither violate nor result in the breach, modification, cancellation, termination or suspension of any Material Contract; (v) the consummation of the Acquisition will not require the consent of any third party to a Material Contract; (vi) following the Closing, both Purchaser and the Company (or the applicable Investment Entity) will be permitted to exercise all of the Company’s (or such Investment Entity’s) rights under the Material Contracts to the same extent as though the Acquisition had not occurred and without being required to pay any additional amounts or consideration other than fees, royalties or payments that the Company (or such Investment Entity) would otherwise be required to pay had such Acquisition not occurred; (vii) none of the Material Contracts is with any Seller, manager, officer, or employee of the Company or Investment Entity, or with any family member thereof; and (viii) there exists no condition or state of facts or circumstances involving any third party to a Material Contract that could reasonably be expected to constitute, in the aggregate, a Material Adverse Effect. There are no Material Contracts between the Company or any Investment Entity and any other Person under which there is any dispute regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by the Company thereunder. To the Knowledge of the Company, no party to a Material Contract has any intention of terminating such Material Contract with the Company or any Investment Entity or reducing the volume of business such party conducts with the Company or any Investment Entity, whether as a result of the transactions contemplated hereby or otherwise.

5.16       Personal Property Leases. Section 5.16 of the Company Disclosure Schedule lists all leases of personal property entered into by the Company or any Investment Entity (“Personal Property Leases”). The Company is not in default under any of the Personal Property Leases. To the Company’s Knowledge, no other party to any Personal Property Lease is in default thereunder. The sale of the Shares contemplated by this Agreement does not require the consent of any lessor or any third party and will not result in a breach or default under any of the Personal Property Leases or otherwise cause the acceleration of the Company’s obligations or liabilities under any of the Personal Property Leases.

5.17       Compliance with Laws. Neither the Company nor any Investment Entity is in violation of, or default under, any Law, regulation, or any order of any Governmental Entity applicable to the Company, any Investment Entity, or the business of the Company, and no such violation or default has occurred within the last five (5) years. The Company has not received any notices of any suspected, potential or actual violation with respect to, any foreign, federal, state or local Law regulation, or any order of any Governmental Entity applicable to the Company or any Investment Entity.

5.18       Environmental Matters.

(a)          The Company and each Investment Entity has complied in all material respects and is in compliance in all material respects with all Environmental Laws.

27

(b)               Neither the Company nor any Investment Entity has caused, suffered, permitted or sustained any emission, spill, release or discharge of any Hazardous Material, in any reportable quantities, into or upon: (i) the air; (ii) soils or any improvements located thereon, whether on the Leased Real Property or elsewhere; (iii) surface water or groundwater; or (iv) a sewer, septic system or waste treatment, storage or disposal system except in accordance with applicable law or a valid government permit, license, certificate or approval.

(c)                With respect to the Leased Real Property, none of the officers or managers of the Company, or the Sellers, has received oral or written notice of any actual or potential claims, orders, directives, citations or causes of action based on actual or alleged violations of any local, state, or federal statutes, ordinances or regulations dealing with the protection of the environment or public health and safety, including, but not limited to, any Environmental Law, or oral or written notice of any actual or potential common law claims or causes of action based upon the Company’s actual or alleged involvement with or use of any substance regulated by local, state or federal statutes, ordinances or regulations dealing with the protection of the environment or public health and safety.

(d)               None of the officers or managers of the Company, or any of the Sellers, has received oral or written notice of any actual or potential claims, orders, directives, citations or causes of action under any local, state or federal statutes, ordinances or regulations dealing with the protection of the environment or public health and safety, including, but not limited to, the Environmental Laws, based upon or arising out of its actual or alleged disposal of Hazardous Material, whether on or off real property owned or being operated by the Company or any Investment Entity.

(e)                None of the officers or managers of the Company, or any of the Sellers, has any knowledge of any condition on the Leased Real Property which may reasonably be expected to give rise to any claim, order, directive, citation or cause of action based on any local, state or federal statute, ordinance or regulation dealing with protection of the environment or public health and safety, including, but not limited to, the Environmental Laws.

(f)                 The Company and the Sellers have provided the Purchaser with true and correct copies of all environmental site assessments, audits, correspondence and other documents in their possession or control related to the compliance of the Leased Real Property, or any other property now or previously owned or operated by the Company or any Investment Entity, with Environmental Laws or the presence or absence of Hazardous Materials on those properties.

(g)               The Company and the Sellers have provided the Purchaser with true and correct copies of any contracts by which the Company or any Investment Entity has agreed to assume the liability of any other party under the Environmental Laws.

5.19          Employees, Employee Contracts and Benefits. Section 5.19 of the Company Disclosure Schedule sets forth a true and complete list of the name, position, exemption classification, current rate of compensation (i.e., salary or wage rate), accrued incentive compensation, commission, bonus eligibility, other compensation (i.e., car allowance or company provided vehicle), location, and date of hire of each employee of the Company and each Investment Entity. Except as set forth on such Section 5.19 of the Company Disclosure Schedule:

(a)               Neither the Company nor any Investment Entity is a party to or bound by any collective bargaining agreement, nor is the Company or any Investment Entity involved in any labor discussion with any unit or group seeking to become the bargaining unit for any of the employees of the Company or any Investment Entity, nor is the Company aware of an intention by any such unit or group to commence any organizational activities among the employees of the Company or any Investment Entity. To the knowledge of the Company, there has not been any organizational campaign, petition, or other unionization activity seeking recognition of a collective bargaining representative relating to any Company employee in the past three (3) years. There are no, and in the past three (3) years there have not been any, labor strikes, slowdowns, work stoppages, lockouts, grievances or claims of unfair labor practices pending or threatened against the Company or any Investment Entity.

(b)               Section 5.19(b) of the Company Disclosure Schedule contains a true, complete and accurate list of each (i) deferred compensation, executive compensation, bonus, pension, retirement, profit-sharing, tax gross-up, equity or equity-based, phantom equity or any other employee benefit plan, contract, agreement, or other arrangement providing for compensation or other benefits to employees (including officers) or independent contractors, individually or as a group, to which the Company or any Related Employer (as defined below) is a party or by which it is bound; (ii) “employee pension benefit plan,” as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), maintained by the Company or any Related Employer or to which the Company or any Related Employer contributes or is required to contribute, including any multi-employer pension plan; (iii) “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, maintained by the Company or any Related Employer or to which the Company or any Related Employer contributes or is required to contribute, including any multi-employer welfare plan, or any other plan under which “fringe benefits” (including, without limitation, vacation plans or programs, severance benefits, supplemental retirement, sabbatical, sick leave plans or programs, dental, vision, or medical plans or programs, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements, or related or similar benefits) are afforded to employees of, or otherwise required to be provided by, the Company or (iv) other fringe or employee benefit plans, programs, or arrangements (each, a “Company Benefit Plan”). Except as set forth on Section 5.19(b) of the Company Disclosure Schedule, neither the Company nor any Related Employer has any Company Benefit Plans. No Investment Entity maintains any Company Benefit Plan.

(c)                With respect to each Company Benefit Plan, the Company has provided to the Purchaser true, complete and accurate copies of (to the extent applicable) (i) such current plan document, including any amendments thereto (or, with respect to any unwritten Company Benefit Plan, a summary of the material terms thereof), (ii) the summary plan description (and summary of material modifications) or any similar document, (iii) each trust, insurance, annuity or other funding contract related thereto, (iv) the most recent determination, advisory or opinion letter received from the IRS, (v) the three most recent annual reports under Form 5500, (vi) the nondiscrimination and top heavy tests for the past three (3) years and details of any corrections and (vii) any notices, letters or other material non-routine correspondence with any Governmental Entity relating to such Company Benefit Plan in the prior three (3) years.

(d)               The Company does not and has not, nor has any related company that is a member of a controlled group with the Company under Section 4001 of ERISA or Section 414 of the Code (“Related Employer”), sponsored or participated in any Company Benefit Plan that is subject to Section 412 of the Code and/or Title IV of ERISA, nor has the Company or a Related Employer sponsored or participated in any “multi-employer plan” (as defined in Section 3(37) of ERISA). Each of the Company Benefit Plans that is intended to be qualified under Section 401(a) of the Code has received a favorable determination, opinion or advisory letter from the U.S. Internal Revenue Service (the “IRS”) stating that it is so qualified and nothing has occurred since the date of the letter (including, without limitation, defects in the operation of any Company Benefit Plan) that could reasonably be expected to affect the qualified status of such plans. No Company Benefit Plan provides medical benefits to any former employees (including retirees) of the Company, other than benefits required to be provided under applicable law, including Section 4980B of the Code. With respect to each Company Benefit Plan, the Company has complied, and will continue to comply, with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the proposed regulations thereunder, and (ii) the applicable requirements of the Family Leave Act of 1993 and regulations thereunder. Section 5.19(d) of the Company Disclosure Schedule sets forth the names of all Persons currently receiving coverage benefits under COBRA and with respect to each such Person, the date on which such Person first became eligible for such coverage and the reason such Person became eligible.

(e)                The Company has made all contributions and paid all premiums in respect of each Company Benefit Plan in a timely fashion in accordance with the terms of each Company Benefit Plan and applicable Laws. No non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred with respect to any Company Benefit Plan.

(f)                 The Company and each Investment Entity has complied in all material respects with all applicable Laws, rules, and regulations relating to employment, including those relating to wages, hours, overtime, sick leave, family and medical leave, collective bargaining, immigration, working conditions, hiring, promotion, affirmative action, equal employment opportunity, discrimination, harassment, retaliation, disability accommodation, employee terminations and layoffs, workers’ compensation, occupational safety and health and employment practices, unfair labor practices, and the payment and withholding of Taxes and other sums as required by appropriate governmental authorities. There is no unfunded liability for accrued benefits, whether or not vested, under any funded employee benefit plan, and all contributions required to be made to or with respect to each employee benefit plan and all costs of administering each employee benefit plan have been completely and timely made or paid. All accrued but unpaid wages and benefits to the employees of the Company are identified in Section 5.19(f) of the Company Disclosure Schedule.

(g)               Each employee welfare benefit plan of the Company to which the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010 (together known as “ACA”) applies, is in compliance in all respects with the ACA and the rules and regulations promulgated thereunder, and no federal income Taxes or penalties have been imposed or could be imposed or are due for noncompliance with ACA or for failure to provide minimum coverage to employees. No Investment Entity maintains any welfare benefit plan to which the Patient Protection and Affordable Care Act and ACA applies.

(h)               All Persons performing work for the Company or a Related Employer are, and have been, classified properly as employees and as exempt or non-exempt under applicable Law relating to regular wages and overtime compensation. None of the Company or any Related Employer has any liability or obligations, including under or on account of an employee benefit plan, arising out of the hiring or engagement of persons to provide services to the Company or a Related Employer and treating such persons as consultants or independent contractors and not as employees of the Company or any Related Employer. None of the Company or any Related Employer is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations relating to any Person.

(i)                 Each employee of the Company and Investment Entity is terminable at will, and none of the execution, delivery or performance of this Agreement or the transactions contemplated thereby (whether alone or in conjunction with any other event, including any termination of employment on or following the date hereof) will (i) entitle any current or former employee or service provider of the Company or any Related Employer to any compensation or benefits (including severance, retention, unemployment compensation, or otherwise), (ii) accelerate the time of payment or vesting, or trigger any payment or funding or increase the amount of any compensation or benefit or trigger any material obligation under any Company Benefit Plan, (iii) result in any breach or violation of, or default under, or limit the Company’s or Related Employer’s right to amend, modify or terminate, any Company Benefit Plan, or (iv) limit or restrict the right of the Purchaser to merge, amend or terminate any Company Benefit Plan on or after the date hereof.

(j)                In the past three years, no legal claim, cause of action, grievance, complaint, charge, judgment, other adverse charge or decision of any kind (including any in the nature of employment discrimination of any type, breach of contract, wrongful discipline, demotion or discharge, harassment, retaliation, health, safety, child labor violations, workplace violence or non-payment of wages, benefits or wage supplements), notice of complaint or internal complaint or communication with respect to application for employment, employment, the terms or conditions of employment, the handling of benefits or termination of employment or any other alleged breach of any applicable Laws, rules, and regulations relating to employment or any contract in respect of employment with the Company or any Related Employer, has been asserted or threatened against the Company or any Related Employer, nor is the internal investigation of any such matters currently in progress or pending.

(k)              Within the last three years, neither the Company nor any Related Employer has taken any action that would constitute a “mass layoff” or “plant closing” within the meaning of the Worker Adjustment and Retraining Notification Act of 1988 WARN Act or any similar state or local statute, rule or regulation (collectively, the “WARN Act”), nor has any such mass layoff or plant closing been planned, contemplated, or announced by the Company or any Related Employer. The Company and each Related Employer has taken any and all actions required by applicable Laws necessary to comply with the WARN Act or any similar state or local statute, rule or regulation, with respect to any event or occurrence affecting the Company or any Company Subsidiary since the effective date of the WARN Act.

5.20          Insurance. Set forth in Section 5.20 of the Company Disclosure Schedule is a list of all policies of insurance maintained by Company pertaining to the Company or the business or assets of the Company, showing, among other things, the amount of coverage, the company issuing the policy, and the expiration date of each policy. Copies of all current insurance policies of the Company have been made available to Purchaser for inspection. All of such policies are now in full force and effect and those policies or other policies covering the same risks and in substantially the same amounts have been in full force and effect continuously for the past three years, and provide coverage for the properties, assets, and activities and operations of the Company in the amounts and against the risks required (i) to comply with all Laws, (ii) to conform to the commercially reasonable levels of insurance maintained in the industry in which the Company operates and (iii) to comply with the requirements of each Material Contract. The Company has not received any written notice of cancellation or material amendment of any such policies; and, all material claims thereunder have been filed in a timely fashion. The activities and operations of the Company have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies. There is no claim by the Company pending under any of such policies and, to the Knowledge of the Company, no facts or circumstances exist which would give rise to a claim under such policies. To the Knowledge of the Company, there is no threat of termination of, or premium increase with respect to, any of such policies. Each Investment Entity maintains sufficient insurance as required by applicable Law and standard industry practice.

5.21          Permits and Licenses. Section 5.21 of the Company Disclosure Schedule sets forth a correct and complete list of all licenses, franchises, permits, certificates, approvals or other similar authorizations affecting or relating in any way to the assets or business of the Company (the “Permits”). The Permits are sufficient and adequate to permit the continued lawful operation of the Company as presently conducted, and the Company owns, holds or possesses adequate right to use all Permits required in connection with the operation of its business as presently conducted. The Company has been and is in compliance with the terms of the Permits. The Permits are in full force and effect and no event has occurred that (a) constitutes or results, directly or indirectly, in a material violation of, or a failure to comply with, any applicable Laws by the Company or the Sellers, or (b) would reasonably be expected to result in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Permit. The Company has not received any written notice or other communication from any Governmental Entity or any other Person regarding (i) any actual, alleged, possible, or potential violation of, or failure to comply with, any applicable Laws in any material respect with respect to any Permit, or (ii) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Permit which has not been resolved in all respects. All applications required to have been filed for the renewal of each Permit have been duly filed on a timely basis with the appropriate Governmental Entity, and all other filings required to have been made with respect to each Permit have been duly made on a timely basis with the appropriate Governmental Entity. The Company has provided complete and correct copies of the Permits to Purchaser. All Permits will continue in full force and effect immediately following the Closing.

5.22          Privacy. The operations of the Company and each Investment Entity have been and are currently being conducted in compliance with all applicable Laws relating to the privacy, confidentiality, integrity, availability, or security of Personal Data (“Privacy Laws”). The Company has delivered to Purchaser correct and complete copies of all written policies maintained by the Company and each Investment Entity since its respective date of organization with respect to privacy and Personal Data protection relating to its employees, customers, clients, suppliers, service providers, or any other third parties from or about whom the Company has obtained Personal Data (“Company Privacy Policies”). The Company and each Investment Entity has complied in all material respects with, is not in material violation of, and has not received any notices of violation with respect to, any applicable Laws, Contracts, Company Privacy Policies or any other commitments, obligations or representations concerning privacy and Personal Data protection relating to its employees, customers, clients, suppliers, service providers or any other third parties from or about whom the Company or any Investment Entity has obtained personal data (“Company Privacy Obligations”). The Company has implemented an enterprise privacy and data protection program that complies with Privacy Laws and incorporates industry best practices. The Company’s privacy and data protection program includes appropriate administrative, technical, and physical safeguards and ensures the privacy, confidentiality, availability, integrity, and security of Personal Data. The Company conducts regular comprehensive vulnerability assessments and penetration testing and makes appropriate adjustments to its privacy and data protection program in light of those tests and assessments. The Company has full right and authority to transfer to Purchaser all Personal Data in the possession of the Company. Except as set forth in Section 5.22 of the Company Disclosure Schedule, the consummation of the Acquisition will not violate any Company Privacy Obligations, nor require the Company to provide any notice to, or seek any consent from, any employee, customer, client, supplier, service provider or other third party under any Company Privacy Policy. The Company has not, within the previous two years, experienced a data breach or otherwise experienced any other loss, damage, or unauthorized access, disclosure, or use of Personal Data.

5.23          Accounts Receivable. All accounts receivable of the Company reflected in the Unaudited Financial Statements represent bona fide and valid obligations, which arose in the Ordinary Course of Business and are carried at values determined in accordance with the Accounting Principles. No Person has any Lien on any of the Company’s or any Investment Entity’s accounts receivable, and no request or agreement for deduction or discount has been made with respect to any of the Company’s or any Investment Entity’s accounts receivable.

5.24          Books and Records. The minutes of the proceedings of meetings and written actions of the board of directors and the equityholders of the Company provided to Purchaser are the only minutes of the Company as of the date of this Agreement and contain accurate summaries of all meetings and actions by written consent of the board of directors of the Company and of all meetings and actions by written consent of the equityholders of the Company, since the time of organization of the Company.

5.25          Bank Accounts. Section 5.25 of the Company Disclosure Schedule lists (a) the names of all banks, trust companies, savings and loan associations and other financial institutions at which the Company and each Investment Entity maintains safe deposit boxes, checking accounts or other accounts of any nature with respect to its business, and (b) the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

5.26          Affiliate Transactions. Except as set forth in Section 5.26 of the Company Disclosure Schedule, no Affiliate of the Company, no Seller, and no Affiliate of a Seller: (a) owns any material property or right, tangible or intangible, which is used in the business of the Company; (b) owes any money to, or is owed any money by, the Company (other than compensation and benefits owed by the Company to their respective employees in the Ordinary Course of Business); or (c) provides services to the Company or is provided services by the Company (other than services pursuant to employment with the Company). Except as set forth in Section 5.26 of the Company Disclosure Schedule, the Company is not a party to, and has no obligations under, any Contract, agreement or other arrangements (written or otherwise) with respect to the employment of or the provision of other services by any current or former officers, members, managers, employees or consultants of the Company, including any agreements respecting the provision of post-service remuneration or benefits of any type.

5.27          Brokers and Intermediaries. None of the Company, any of the Sellers, or any of their respective officers, managers, employees or Affiliates have employed any broker, finder, advisor or intermediary in connection with the transactions contemplated by this Agreement that would be entitled to a broker’s, finder’s or similar fee or commission in connection therewith or upon the consummation thereof. Purchaser will have no responsibility or liability for any fees, expenses or commissions payable to any agent, representative, investment banker or broker of the Company or the Sellers.

5.28          Full Disclosure. No representation, warranty or other statement of the Company or the Sellers contained in this Agreement contains an untrue statement of material fact or omits to state a material fact necessary in order to make such representation, warranty or other statement, in light of the circumstances under which it was made, not misleading. Neither the Company nor any of the Sellers has withheld from Purchaser any documents or other information in its possession that, taken as a whole with all other documents and information in the Company’s or the Sellers’ possession, (i) would lead a reasonable Person in Purchaser’s position to conclude that any such representation, warranty or other statement is untrue in any material respect, or (ii) would be material to the decision of a reasonable Person in Purchaser’s position to execute this Agreement and consummate the transactions contemplated hereby. The Company or the Sellers have delivered, or caused to be delivered, to Purchaser true, correct and complete copies of the articles of incorporation, bylaws, and all other material organizational and constituent documents and minute books of the Company (including stock ledger) and all Material Contracts, Financial Statements, Tax Returns and insurance policies referred to in this Agreement and all other information, documents, agreements, instruments, projections, estimates, plans, and budgets with respect to the Company and each Investment Entity requested by the Purchaser and/or its Affiliates prior to the date hereof.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Company and the Sellers that the statements contained in this ARTICLE 6 are true and correct as of the date of this Agreement, except as set forth in the disclosure schedules delivered by Purchaser to the Company and the Sellers on the date hereof (the “Purchaser Disclosure Schedules”). The Purchaser Disclosure Schedules, if any, are numbered to correspond to the various sections of this ARTICLE 6 setting forth certain exceptions to the representations and warranties contained in this ARTICLE 6 and certain other information required by this Agreement.

6.1              Existence and Qualification. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of North Carolina with all requisite power and authority, corporate and otherwise, to carry on its business as presently conducted.

6.2              Authority. Purchaser has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary corporate and other action on the part of Purchaser. This Agreement constitutes a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.3              No Conflicts. Other than the consent of Roth Capital, neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions provided for herein, will (a) conflict with or result in a breach of the articles of incorporation, as amended, or bylaws of Purchaser, (b) conflict with, result in a breach of, constitute a default or event of default (or an event that might, with the passage of time or the giving of notice or both, constitute a default or event of default) under any of the terms, conditions or provisions of any agreement or instrument to which Purchaser is a party or by which Purchaser is bound, or (c) result in a violation of any applicable law, ordinance, regulation, permit, authorization or decree or order of any court or other governmental agency applicable to Purchaser.

6.4              Compliance with Laws. Purchaser is not in violation of, or default under, any Law, regulation, or any order of any Governmental Entity having jurisdiction over Purchaser in connection with the operation of its business.

6.5              Litigation. There is no (a) material suit, action, claim, arbitration or other legal, administrative or regulatory proceeding or investigation, whether at law or in equity, or before or by any Governmental Entity pending or, to the knowledge of Purchaser, threatened against or relating to Purchaser, or (b) outstanding judgment, order, writ, injunction or decree, or application, request or motion therefor, of any Governmental Entity, that questions the legality or propriety of the transactions contemplated by this Agreement or that would reasonably be expected to prevent, hinder or delay the consummation of the transactions contemplated hereby.

6.6              Brokers and Intermediaries. Purchaser has not employed any broker, finder, advisor or intermediary in connection with the transactions contemplated by this Agreement that would be entitled to a broker’s, finder’s or similar fee or commission in connection therewith or upon the consummation thereof.

6.7              Financial Statements. The consolidated financial statements of Purchaser and its Subsidiaries (including the related notes, where applicable) included (or incorporated by reference) in the reports filed with (but not furnished to) the SEC pursuant to the either the Securities Exchange Act of 1934, as amended, and the rules promulgated pursuant thereto or the Securities Act of 1933, as amended, and the rules promulgated pursuant thereto (i) fairly present in all material respects the consolidated results of operations, cash flows, changes in owners’ equity and consolidated financial position of Purchaser and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount and the absence of notes); (ii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iii) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.

6.8              Purchaser Common Shares. The Purchaser Common Shares issued and delivered pursuant to this Agreement will be issued as “restricted securities” under Rule 144 of the Securities Act and will be fully paid, validly issued and nonassessable. Such Purchaser Common Shares, when so issued and delivered in accordance with the provisions of this Agreement, will be free and clear of all Liens, other than restrictions on transfer created by applicable securities Laws, and will not have been issued in violation of applicable Laws, applicable rules or regulations, or any preemptive rights or rights of first refusal or similar rights. As of, October 29, 2020, the authorized capital stock of Purchaser consists of one hundred million (100,000,000) shares of Purchaser Common Stock, 13,640,381 shares of which are issued and outstanding.

ARTICLE 7

ADDITIONAL COVENANTS AND AGREEMENTS OF PARTIES

7.1              Approvals; Further Assurances. As soon as reasonably practicable after the date hereof, Purchaser, the Company and the Sellers will take all commercially reasonable efforts to prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and any Governmental Entity necessary to consummate the Acquisition and the transactions contemplated by this Agreement. Purchaser, the Company and the Sellers will cooperate with each other and will each furnish the other and the other's counsel with all information concerning themselves, their directors, managers, officers and members and such other matters as may be necessary or advisable in connection with any application, petition or any other statement made by or on behalf of Purchaser or the Company to any Governmental Entity in connection with the Acquisition. Additionally, on and after the Closing Date, Purchaser, the Company and the Sellers will (a) provide such further assurances to each other, (b) execute and deliver all such further instruments and papers, (c) provide such records and information and (d) take such further action as may be appropriate to carry out the transactions contemplated by, and to accomplish the purposes of this Agreement.

7.2           Access and Investigation.

(a)               Without in any way limiting anything else contained in this Agreement, the Company and the Sellers will afford Purchaser and its accountants, counsel and other representatives reasonable access during normal business hours during the period prior to the Closing Date to (i) the properties, books, contracts, loan documents, commitments, and records of the Company, and (ii) all other information concerning the Company’s businesses, assets, customers, suppliers, and personnel as Purchaser may reasonably request. Without limiting the foregoing, Purchaser will have access to the Company’s software and customer data.

(b)              Other than (i) information in Purchaser’s possession prior to the date access was granted, (ii) information obtained by or from a source other than the Company, which source, to Purchaser’s knowledge, was not in breach of any confidentiality agreement or (iii) information that is publicly available, all information obtained by Purchaser under this section will be considered confidential information, which Purchaser will not disclose or use for any purpose other than (w) disclosure of information as required in the course of regulatory examination procedures that are subject to confidentiality under United States laws or the laws of other jurisdictions that similarly protect the confidentiality of materials disclosed in the regulatory examination process, (x) the performance of a due diligence review of the Company, (y) for purposes of obtaining Regulatory Approvals or (z) to confirm the accuracy of the representations, warranties, or covenants of the Company and the Sellers hereunder, until such time as the transactions contemplated hereby are closed or, in the event this Agreement is terminated and no Closing occurs, for a one (1) year period from the date of this Agreement.

7.3           Non-Competition, Non-Solicitation and Confidentiality .

(a)            For a period of eighteen (18) months following the Closing Date, Yuraschevich agrees that he will not, and will cause any his representatives and Affiliates not to, engage or participate in, directly or indirectly, through any Person or contractual arrangement, any business that competes in the Territory with the business of the Company, Purchaser or any of their respective Affiliates as conducted as of the date hereof; provided that nothing contained in this Section 7.3 precludes Yuraschevich from continuing to work as an employee of the Company, Purchaser or any of their respective Affiliates after the Closing Date or from owning less than five percent (5%) of the outstanding shares of any class of securities of any Person if such securities are listed on any national securities exchange or have been registered under Section 12(g) of the United States Securities Exchange Act of 1934, as amended. As used herein, the term “Territory” means the following severable and distinct geographic territories:

(i)               Each of the states listed on Annex E (each of which shall be a separate severable and distinct geographic territory), and

(ii)              Each of the counties listed on Annex E (each of which shall be a separate severable and distinct geographic territory).

(b)              Except as set forth on Section 7.3(b) of the Company Disclosure Schedule, for a period of four (4) years following the Closing Date, Yuraschevich agrees that he will not, and will cause his representatives and Affiliates not to, directly or indirectly, through another Person or contractual arrangement, (i) induce or attempt to induce any employee of the Company, Purchaser or any of their respective Affiliates to leave the employ of the Company, Purchaser or any of their respective Affiliates, or intentionally, willfully or negligently in any way interfere with the relationship between the Company, Purchaser or any of their respective Affiliates and any such employee, (ii) hire any person who was an employee of the Company, Purchaser or any of their respective Affiliates as of the Closing, or (iii) call on, solicit or service any direct or indirect customer (including any Related Person of a customer), supplier, independent contractor or other business relation of the Company, Purchaser or any of their respective Affiliates as of the Closing in order to induce or attempt to induce such Person to cease doing business with the Company, Purchaser or any of their respective Affiliates, or intentionally, willfully or negligently in any way seek to interfere with the relationship between any such customer, supplier, independent contractor or other business relation and the Company, Purchaser or any of their respective Affiliates.

(c)               None of the Sellers, nor any of their respective representatives or Affiliates, will disclose financial data, prices, reports, business plans, trade secrets, know-how, partners, affiliates, investors, ownership structure, processes, procedures, customer lists, client names, addresses and/or material terms of any Material Contracts or any other confidential information relating to the Company, its assets or business to any Person for any purpose or reason whatsoever for four (4) years after the Closing Date, except to authorized representatives of Purchaser or its Affiliates or as is required in connection with continued employment with the Company after the Closing; provided, however, that the Sellers may disclose the information in response to any legally enforceable summons or subpoena or in order to comply with any order, law, ruling, or regulation applicable to the Sellers. If the Sellers become legally compelled to disclose such confidential information, the Sellers will provide Purchaser with prompt notice of such requirement so that Purchaser may seek a protective order or other appropriate remedy and will only disclose such confidential information as is legally required. The Sellers will take all steps necessary to assure adherence by their representatives to the provisions of this Agreement respecting the confidentiality of such information, and the Sellers will be responsible for such adherence by their respective representatives.

(d)              Each Seller acknowledges that the covenants set forth in this Section 7.3 to which such Seller has agreed to be bound are an essential element of this Agreement and that, but for the agreement of each Seller to comply with the covenants to which such Seller has agreed to be bound, Purchaser would not have entered into this Agreement. Each Seller agrees that the covenants set forth in this Section 7.3 to which such Seller has agreed to be bound are reasonable, necessary and proper. Each Seller agrees and acknowledges that remedies at law for any breach of his or its obligations under this Section 7.3 are inadequate and that, in addition thereto, in the event of any such breach, Purchaser shall be entitled to seek and obtain equitable relief, including temporary, preliminary and/or permanent injunctive relief and specific performance to compel each Seller and his or its Affiliates’ compliance with, and enjoin the each Seller and his or its Affiliates from continuing or commencing any activity which would violate any of the covenants set forth in this Section 7.3 to which such Seller agreed to be bound. In the event that any court determines that the duration or the geographic scope, or both, of the covenants set forth in this Section 7.3 is or are unreasonable or overbroad as written, or that any such covenant or provision is to that extent unenforceable, the Parties hereto agree that the covenant or provision in question shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable, and the court shall be authorized to modify the covenant(s) or provision(s) to the extent necessary to render them valid and enforceable to the maximum extent permitted by law. If a Seller or his Affiliates breaches any covenant set forth in this Section 7.3 to which such Seller agreed to be bound, the duration of any covenant so violated shall, with respect to such Seller, automatically be tolled from the date of the first breach until the date judicial relief providing effective remedy for such breach or breaches is obtained by Purchaser, or until Purchaser states in writing that it will not seek judicial relief for such breach.

7.4            Post-Closing Tax Matters.

(a)               Tax Apportionment. In the case of any Straddle Period, Taxes shall be treated as attributable to the portion of such period through the Closing Date (i) in the case of Taxes measured by income, receipts (including sales and use Taxes) or employment or payroll, based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership, including any limited liability company taxed as a partnership for federal income Tax purposes, or other pass-through entity in which the Company or any Investment Entity holds a beneficial interest shall be deemed to terminate at such time), and (ii) in the case of other Taxes, based on the proportion of the Taxes for the entire such period that equals the ratio of the number of days from the start of such period through the Closing Date to the entire number of days in such Straddle Period. In applying this subsection, exemptions, allowances, or deductions that are calculated on an annual basis will be allocated to the period ending on the Closing Date in the same proportion as the number of calendar days during the taxable period through such date bears to the total number of calendar days in the entire taxable period.

(b)         Tax Audits and Contests; Cooperation.

(i)                 Purchaser and the Company, on the one hand, and the Sellers and their Affiliates, on the other hand, shall promptly notify each other upon receipt by any such party of written notice of any audit, claim for refund, or administrative or judicial proceeding involving any asserted Tax liability or refund with respect to the Company or any Investment Entity for any taxable period ending on or before or including the Closing Date (any such audit, claim for refund, or proceeding relating to an asserted Tax Liability or refund referred to herein as a “Contest”). Any failure to so notify the other party of any Contest shall not relieve such other party of any liability with respect to such Contest except to the extent such party was actually and materially prejudiced as a result thereof. Purchaser shall have sole control of the conduct of all Contests of the Company (and any Investment Entity to the extent consistent with the governing documents thereof), including any settlement or compromise thereof.

(ii)              The Sellers and Purchaser agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Company or any Investment Entity as is reasonably necessary for the filing of any Tax Returns, the preparation, prosecution, defense or conduct of any Contest or the making of any election relating to Taxes. The Sellers and Purchaser shall reasonably cooperate with each other in the conduct of any Contest, and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 7.4. Any information obtained under this Section 7.4 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns, in the conduct of a Contest or other Tax proceeding or as otherwise required by applicable Law.

(c)        Preparation of Company Tax Returns and Payment of Taxes.

(i)                 Following the Closing, the Sellers, at their own expense, shall prepare an initial draft of all income Tax Returns that are first required to be filed by or with respect to the Company after the Closing Date and that relate solely to a taxable period that ends on or before the Closing Date, including for those jurisdictions that permit or require a short-period income Tax Return for the period ending on the Closing Date (each such income Tax Return, a “Seller Tax Return”). Each Seller Tax Return (A) shall be prepared in a manner consistent with applicable Law, and to the extent not inconsistent with the foregoing, past practice, and (B) shall not reflect a position that is not supportable on at least a “more likely than not” basis. At least forty-five (45) days prior to the date on which each Seller Tax Return is required to be filed, the Sellers shall submit such Seller Tax Return to Purchaser for Purchaser’s review, comment and approval (not to be unreasonably withheld, conditioned or delayed), and the Sellers shall make such changes to such Seller Tax Return as are reasonably requested by Purchaser. Purchaser and the Sellers will use all reasonable efforts to resolve any disagreements with respect to any Seller Tax Return, but if they do not reach a final resolution within a timely manner, such Seller Tax Return shall be filed in the manner Purchaser deems appropriate. Purchaser will cause the Company to timely file all Seller Tax Returns in a manner consistent with this Section 7.4(c)(i). Purchaser shall prepare and file, or cause to be prepared and filed, all Tax Returns other than Seller Tax Returns that are required to be filed after the Closing Date by the Company.

(ii)              With respect to any Tax Returns filed by the Company with respect to any taxable period (or portions thereof) ending on or before the Closing Date (a “Pre-Closing Taxable Period”), or for any Straddle Periods, the Sellers shall be responsible for the Pre-Closing Taxes due in respect of such Tax Returns to the extent not reflected in the determination of the Final Closing Cash Consideration (each such amount, a “Final Return Deficiency”). The Sellers shall pay any Final Return Deficiency to Purchaser no later than five (5) Business Days prior to the date on which the applicable Tax Return is due.

(d)          Transfer Taxes. The Sellers will pay any transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including any real property transfer Taxes) incurred in connection with the Acquisition (collectively, “Transfer Taxes”). Each Seller agrees to file in a timely manner all necessary documents (including but not limited to, all Tax Returns) with respect to the Transfer Taxes and provide Purchaser with evidence satisfactory to Purchaser that such Transfer Taxes have been timely paid in full.

7.5           D&O Policy. Effective as of the Closing, the Company shall have obtained a “tail” insurance policy (“D&O Policy”) from the Company’s current insurance carrier. Such D&O Policy shall (i) have a claim period of at least six (6) years following the Closing Date, (ii) insure each Person covered by the current policies of directors’ and officers’ liability insurance maintained by the Company for acts and omissions occurring on or prior to the Closing Date, and (iii) contain terms and conditions which are in the aggregate no less advantageous to the beneficiaries thereof as the policies of directors’ and officers’ liability insurance maintained by the Company immediately prior to the Closing. The entire premium amounts payable with respect to the D&O Policy shall be borne by the Sellers.

7.6           Release.

(a)              For and in consideration of the amount to be paid to the Sellers under this Agreement, and the additional covenants and promises set forth in this Agreement, the Sellers, on behalf of their respective assigns, heirs, beneficiaries, creditors, representatives, agents and Affiliates (the “Releasing Parties”), hereby fully, finally and irrevocably release, acquit and forever discharge the Company and Purchaser, and the officers, directors, members, trustees, shareholders, representatives, employees, principals, agents, Affiliates, parents, subsidiaries, predecessors, successors, assigns, beneficiaries, heirs, executors, personal or legal representatives, insurers and attorneys of any of them (collectively, the “Released Parties”) from any and all commitments, actions, debts, claims, counterclaims, suits, causes of action, damages, demands, liabilities, obligations, costs, expenses, and compensation of every kind and nature whatsoever, past, present, or future, at law or in equity, whether known or unknown, contingent or otherwise, which such Releasing Parties, or any of them, had, has, or may have had at any time in the past until and including the date of this Agreement against the Released Parties, or any of them, including but not limited to any claims which relate to or arise out of such Releasing Party’s prior relationship with the Company or its rights or status as an equityholder, officer, director, employee or consultant of the Company (collectively, for the purposes of this Section 7.6(a), “Causes of Action”); provided, however, that the foregoing will not apply to the obligations of the Released Parties to the Releasing Parties arising out of or relating to this Agreement and/or the transactions contemplated hereby. In executing this Agreement, each of the Sellers acknowledge that he, she, or it has been informed that Purchaser and the Company may from time to time enter into agreements for additional types of financing, including without limitation recapitalizations, mergers and public offerings of capital stock of Purchaser, and also may pursue acquisitions or enter into agreements for the sale of the Company or all or a portion of the Company’s assets, which may result in or reflect an increase in equity value or enterprise value, and that any and all claims arising from or relating to such transactions or such increases in equity value or enterprise value (without limitation) are encompassed within the scope of this release, and that the sole exceptions to the scope of this release are for claims arising after the date hereof directly under this Agreement in accordance with its terms.

(b)              Each Seller hereby represents to the Released Parties that it (i) has not assigned any Causes of Action or possible Causes of Action against any Released Party, (ii) fully intends to release all Causes of Action against the Released Parties including, without limitation, unknown and contingent Causes of Action (other than those specifically reserved above), and (iii) has consulted with counsel with respect to the execution and delivery of this general release and has been fully apprised of the consequences hereof. Furthermore, the Seller further agrees not to institute any litigation, lawsuit, claim or action against any Released Party with respect to the released Causes of Action.

(c)            Each Seller hereby represents and warrants that it has access to adequate information regarding the terms of this Agreement, the scope and effect of the releases set forth herein, and all other matters encompassed by this Agreement to make an informed and knowledgeable decision with regard to entering into this Agreement. Each Seller further represents and warrants that he has not relied upon the Company, Purchaser or the Released Parties in deciding to enter into this Agreement and has instead made its own independent analysis and decision to enter into this Agreement.

7.7           Consent to Transfer of Shares; Waiver of Transfer Restrictions. By execution hereof, each of the Sellers and the Company hereby consent to the Acquisition and contemplated sale of the Shares to Purchaser described in this Agreement and each of the Sellers and the Company hereby waive any non-conformity with any preemptive rights, rights of first refusal, or other restrictions on transfer with respect to the Shares.

7.8           Conduct of Business.

(a)         Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except with the written consent of Purchaser, the Sellers will cause the Company and each Investment Entity to carry on its business in the Ordinary Course of Business and maintain and preserve its business (including its organization, assets, properties, goodwill and insurance coverage) and its current business relationships with customers, clients, employees, strategic partners, suppliers, distributors and others having business dealings with it.

(b)         Negative Covenants. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement or consented to by Purchaser in advance in writing, the Sellers will cause the Company and each Investment Entity not to, and the Company will not, directly or indirectly:

(i)              engage in any practice, take any action or enter any transaction described in Section 5.9 hereof;

(ii)             issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional Equity Securities in the Company or any Investment Entity;

(iii)            amend any of its or any Investment Entity’s Organizational Documents; or

(iv)            engage in, or modify in a manner adverse to the Company, any transactions with any of the Sellers, directors, or officers of the Company or any Affiliates thereof.

7.9           Exclusivity. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to Section 9.1, the Sellers will not, and will not permit and will take all necessary action to prevent any of their Affiliates and the Company, their respective directors, officers and employees, and any representative or agent of the foregoing from taking action to, (i) solicit, initiate, encourage or accept any proposal or offer from any Person relating to the acquisition of any equity or other securities of the Company, or any substantial portion of the assets or business of the Company (including any acquisition structured as a merger, consolidation or equity exchange) or (ii) participate in any discussions, conversations, negotiations or other communications regarding, furnish any information with respect to, assist or participate in or cooperate in any way with, or facilitate in any other manner, any effort or attempt by any Person to do or seek any such transaction with the Company. The Sellers will notify Purchaser immediately if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing and provide the relevant details in respect thereof.

7.10          Consents. The Company shall use its best efforts to obtain prior to Closing, in accordance with applicable Law and each applicable Material Contract, the consent of each Governmental Entity needed for any Regulatory Approvals and the consent of the other party to each such Material Contract to the change of control resulting from the transactions contemplated by this Agreement. The Company shall send, within 10 days of the date hereof, notices in form and substance satisfactory to Purchaser complying with all Applicable Laws and applicable Material Contracts seeking such consents in a form reasonably acceptable to Purchaser. For any notices required to be provided to any Governmental Entity or the other party to each such Material Contract following the Closing as a result of the transactions contemplated by this Agreement, Sellers will provide all such notices within thirty (30) days of Closing in a form reasonably acceptable to Purchaser.

7.11          Section 280G Approval .  To the extent that any payments or benefits could constitute “parachute payments,” as such term is defined in Section 280G of the Code and the Treasury Regulations promulgated thereunder (“Section 280G”) in connection with the consummation of the Acquisition contemplated herein (the “Potential Parachute Payments”), prior to the Closing, the Company shall conduct a vote in accordance with the requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder with respect to the Potential Parachute Payments (the “280G Vote”), including using reasonable best efforts to (i) obtain a waiver of the right to receive Potential Parachute Payments from each person who is a “disqualified individual” within the meaning of Section 280G and (ii) solicit stockholder approval of the Potential Parachute Payments.  The Company shall provide copies of the calculations, waivers and all materials to be distributed in connection with the 280G Vote not later than five (5) Business Days prior to the execution or distribution, as applicable, of such materials, for Purchaser’s (or Purchaser’s designee’s) review and comment, and shall consider in good faith for incorporation all of Purchaser’s (or Purchaser’s designee’s) comments thereto.  Prior to the Closing, the Company shall deliver to Purchaser evidence reasonably satisfactory to Purchaser that stockholder approval of the Potential Parachute Payments was obtained in conformance with the applicable requirements of Section 280G, or that such stockholder approval was not obtained, and as a consequence the Potential Parachute Payments shall not be made or provided.

ARTICLE 8
CLOSING CONDITIONS

8.1           Conditions to Each Party’s Obligations under this Agreement. The respective obligations of each Party under this Agreement are subject to the fulfillment at or prior to the Effective Time of the following conditions:

(a)               No Injunctions or Restraints; Illegality. No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated hereby will be in effect. No statute, rule, regulation, order, injunction or decree will have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal the consummation of any of the transactions contemplated hereby.

(b)              Regulatory Approvals. All necessary Regulatory Approvals will have been obtained, and not withdrawn, and all applicable waiting periods will have expired.

8.2           Conditions to the Obligations of Purchaser under this Agreement. The obligations of Purchaser under this Agreement are further subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a)               Accuracy of Representations and Warranties. The Fundamental Representations of the Company and the Sellers will be true and correct in all respects, in each case, as of the date of this Agreement and as of the Closing Date (or in the case of representations and warranties that are made as of a specified date, as of such specified date). All other representations and warranties of the Company and the Sellers contained in ARTICLE 4 and ARTICLE 5 of this Agreement will be true and correct in all material respects (except for such representations and warranties that are qualified by reference to materiality, Material Adverse Effect or any similar standard or qualification, which must be true in all respects) in each case, as of the date of this Agreement and as of the Closing Date (or in the case of representations and warranties that are made as of a specified date, as of such specified date).

(b)              Compliance with Covenants and Obligations. The Company and the Sellers will have performed and complied with, in all material respects, all of its covenants and obligations contained in this Agreement to be performed and complied with by it on or prior to the Closing Date.

(c)               No Material Adverse Effect. There will have occurred no Material Adverse Effect.

(d)              No Burdensome Conditions. No Governmental Entity will have imposed any condition on its Regulatory Approval or the transactions contemplated hereby, which condition is reasonably deemed by Purchaser to be materially disadvantageous or burdensome or to so adversely affect the economic or business benefits of this Agreement to Purchaser as to render it inadvisable for it to consummate the transactions contemplated herein.

(e)               Consents. The Company shall have received the consent to the Acquisition with respect to each Material Contract and Permit for which consent is required.

(f)                Closing Deliverables. At the Closing, Purchaser will have received the closing deliverables listed in Section 3.3.

8.3           Conditions to the Obligations of Sellers and the Company under this Agreement. The obligations of the Sellers and the Company under this Agreement are further subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a)               Accuracy of Representations and Warranties. The representations and warranties of Purchaser contained in ARTICLE 6 of this Agreement will be true and correct in all material respects (except for such representations and warranties that are qualified by reference to materiality, Material Adverse Effect or any similar standard or qualification, which must be true in all respects) in each case, as of the date of this Agreement and as of the Closing Date (or in the case of representations and warranties that are made as of a specified date, as of such specified date).

(b)              Compliance with Covenants and Obligations. Purchaser will have performed and complied with, in all material respects, all of its covenants and obligations contained in this Agreement to be performed and complied with by it on or prior to the Closing Date.

(c)               Closing Deliverables. At the Closing, the Sellers will have received the closing deliverables listed in Section 3.4.

ARTICLE 9
TERMINATION

9.1           Termination. This Agreement may be terminated prior to the Effective Time:

(a)               at any time by the mutual written agreement of Purchaser, the Company and the Seller Representative;

(b)              by either the Seller Representative or Purchaser (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there has been a material breach, in the case of Purchaser, on the part of any of the Sellers or Company, and, in the case of the Seller Representative, on the part of Purchaser, of any representation, warranty, or agreement contained herein which cannot be or has not been cured within thirty (30) days after written notice by the Seller Representative or Purchaser, as applicable, to the other of such breach;

(c)               by the Seller Representative if any of the conditions in Sections 8.1 or 8.3 have not been satisfied as of the Closing Date, or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Company or the Sellers to comply with their obligations under this Agreement) and the Seller Representative has not waived such condition in writing;

(d)              by Purchaser if any of the conditions in Sections 8.1 or 8.2 have not been satisfied as of the Closing Date, or if satisfaction of such a condition is or becomes impossible (other than through the failure of Purchaser to comply with its obligations under this Agreement) and Purchaser has not waived such condition in writing; or

(e)               at the election of the Seller Representative and the Company, on the one hand, or Purchaser, on the other, if the Closing has not occurred on or before December 31, 2020, or such later date as has been agreed to in writing by Purchaser and the Seller Representative; provided that no Party may terminate this Agreement pursuant to this Section 9.1(e) if the failure of the Closing to have occurred on or before said date was due to such Party’s breach of any of its obligations under this Agreement.

9.2           Effect of Termination. In the event of the termination of this Agreement pursuant to any provision of Section 9.1, this Agreement will forthwith become void and have no further force and there will be no liability or further obligation on the part of any Party hereto or its officers, directors, shareholders or members, except that (i) the provisions of ARTICLE 10, ARTICLE 11, Section 7.2(b), this Section 9.2, and any other Section that, by its terms, relates to post-termination rights or obligations, will survive such termination of this Agreement and remain in full force and effect and (ii) each Party will remain liable for any breach of this Agreement prior to its termination.

ARTICLE 10

Indemnification

10.1         Survival of Representations and Warranties. The representations and warranties of the Parties contained in this Agreement will survive the Closing through and including the first anniversary of the Closing Date; provided, however, that (a) the representations and warranties set forth in Sections 4.1 (Authorization of Agreement), 4.3 (Ownership and Transfer of Shares), 5.1 (Existence and Qualification; Capitalization), 5.2 (Subsidiaries), 5.3 (Authority), 5.17 (Compliance with Laws), and 5.21 (Permits and Licenses) will continue in full force and effect indefinitely and (b) the representations and warranties set forth in Sections 5.14 (Intellectual Property), 5.13 (Taxes), 5.18 (Environmental Matters), 5.19 (Employee Contracts and Benefits), and 5.22 (Privacy) will continue in full force and effect until thirty (30) days after the expiration of the applicable statute of limitations (in each case, the applicable “Survival Period”) (such representations and warranties under the foregoing clauses (a) and (b) of this Section, collectively, the “Fundamental Representations”); and provided, further, that any obligations under Sections 10.2(a)(i) and 10.2(b)(i) will not terminate with respect to any Losses as to which the Person to be indemnified has given notice (stating in reasonable detail, to the extent practicable, the basis of the claim for indemnification) to the Indemnifying Party in accordance with Section 10.3(a) before the termination of the applicable Survival Period.

10.2         Indemnification.

(a)               Subject to the limitations set forth in Section 10.1 the Sellers, jointly and severally, hereby agree to indemnify, defend, hold harmless and reimburse Purchaser, the Company, and their respective directors, officers, employees, Affiliates, shareholders, agents, attorneys, representatives, successors and permitted assigns (each individually, a “Purchaser Indemnified Party” and collectively, the “Purchaser Indemnified Parties”) from and against, and pay to the applicable Purchaser Indemnified Parties the amount of, any and all losses, liabilities, claims, obligations, deficiencies, demands, judgments, damages, interest, fines, penalties, suits, actions, causes of action, assessments, awards, costs and expenses (including costs of investigation and defense and reasonable attorneys’ and other professionals’ fees), whether or not involving a third party claim; but in all cases excluding exemplary or punitive damages except to the extent such damages are paid in relation to a Third Party Claim (individually, a “Loss” and, collectively, “Losses”) arising out of any of the following:

(i)               any breach or inaccuracy of any representation or warranty made by the Sellers or the Company in this Agreement;

(ii)              any breach of any covenant or agreement on the part of the Sellers or the Company under this Agreement or any other agreement entered into pursuant hereto to which he or she is a party;

(iii)             (A) any and all Taxes of the Sellers, Kaila, or Yurashevich for any taxable period, (B) any and all Taxes of the Company attributable to any Pre-Closing Taxable Period and the portion through the end of the Closing Date for any Straddle Period, as calculated in accordance with Section 7.4(a), (C) any income Taxes of the Company attributable to its ownership interest in any Investment Entity on or before the Closing Date (whether reported on the Company’s income Tax Return for a Pre-Closing Taxable Period or a subsequent taxable period), calculated for this purpose as if the taxable period of the Investment Entity ended at the close of business on the Closing Date (clause (B) and this clause (C) collectively, “Pre-Closing Taxes”), (D) any and all Taxes of any Person imposed on the Company as a transferee or successor, by Contract or pursuant to any Law, which Taxes relate to an event or transaction occurring on or before the Closing, (E) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date, including pursuant to Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), and (F) any and all Transfer Taxes; and

(iv)              any Company Indebtedness (other than any loan made pursuant to the Paycheck Protection Program and included on the Company Disclosure Schedule) or Company Transaction Expenses that are not taken into account in the final calculation of the Final Closing Cash Consideration.

(b)        Subject to the limitations set forth in Section 10.1, Purchaser hereby agrees to indemnify, defend, hold harmless and reimburse the Sellers and their respective agents, attorneys, and permitted assigns (each individually, a “Seller Indemnified Party” and collectively, the “Seller Indemnified Parties” and, each of the Seller Indemnified Parties and the Purchaser Indemnified Parties being an “Indemnified Party”) from and against, and pay to the applicable Seller Indemnified Parties the amount of any and all Losses arising out of any of the following:

(i)                any breach or inaccuracy of any representation or warranty made by Purchaser in this Agreement; and

(ii)              any breach of any covenant or agreement on the part of Purchaser under this Agreement.

(c)         For all purposes under this ARTICLE 10, any and all references qualified by concepts of, or the words, “material,” “materially,” “materiality” or “Material Adverse Effect” or similar qualification shall be disregarded in the calculation of the amount of any Losses and determination whether a breach of a representation or warranty has occurred.

(d)              The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement will not be affected by any investigation by or knowledge of the party seeking indemnification hereunder, whether conducted or obtained before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or agreement.

10.3         Indemnification Procedures.

(a)               The Indemnified Party seeking indemnification hereunder (a “Claimant”) will promptly give notice to the Parties from which indemnification is claimed (the “Indemnifying Party”) of any demand, suit, assertion of liability or claim. If the claim relates to an action, suit or proceeding filed by another Person against the Claimant (a “Third Party Claim”), then such notice shall be given by the Claimant within twenty (20) Business Days after written notice of such action, suit or proceeding is given to the Claimant and shall include true, correct and complete copies of all suit, service and claim documents; provided, however, that the failure or delay of the Claimant to provide any such notice or deliver such copies shall not release the Indemnifying Party from any of its obligations under this ARTICLE 10 unless (and then solely to the extent that) the Indemnifying Party is materially prejudiced thereby.

(b)              With respect to claims solely between the Parties, following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have thirty (30) days to make such investigation of the claim as the Indemnifying Party reasonably deems necessary or desirable, and the Claimant agrees to make available to the Indemnifying Party and its authorized representatives all information relevant and necessary to substantiate the claim, except to the extent any attorney-client privilege would thereby be vitiated. If the Claimant and the Indemnifying Party agree at or prior to the expiration of such thirty (30)-day period to the validity and amount of such claim, then the Indemnifying Party shall promptly pay to the Claimant the full amount of the claim, subject to the terms and limitations hereof. If the Claimant and the Indemnifying Party do not reach any such agreement within such thirty (30)-day period, then the Claimant may seek an appropriate remedy at law or in equity, as applicable, subject to the terms and limitations hereof. If the Indemnifying Party fails to respond to the Claimant within such thirty (30)-day period then the Indemnifying Party shall be deemed to have agreed to the full amount of the claim.

(c)               With respect to any Third Party Claim, the Indemnified Party shall promptly cause written notice of the assertion of any Third Party Claim to be forwarded to the Indemnifying Party. The failure of the Indemnified Party to give reasonably prompt notice of any Third Party Claim will not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto except to the extent that the Indemnifying Party is materially prejudiced as a result of such failure. Subject to the provisions of this Section 10.2, the Indemnifying Party will have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the Indemnified Party. The Indemnifying Party will have the right, at its sole expense, to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against hereunder; provided, that the Indemnifying Party shall have acknowledged in writing to the Indemnified Party its obligation to indemnify the Indemnified Party as provided hereunder and provided evidence reasonably satisfactory to the Indemnified Party of the Indemnifying Party’s financial ability to properly defend such Third Party Claim. If the Indemnifying Party elects to defend against, negotiate, settle or otherwise deal with any such Third Party Claim, it shall within ten (10) Business Days of its receipt of the Indemnified Party’s written notice of the assertion of such Third Party Claim notify the Indemnified Party of its intent to do so; provided, that the Indemnifying Party must conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard. If the Indemnifying Party elects not to (or is not eligible to) defend against, and (subject to the other limitations set forth in this Agreement) negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against hereunder, fails to notify the Indemnified Party of its election as herein provided or contests its obligation to indemnify the Indemnified Party for such Losses under this Agreement, this will not waive the Indemnifying Party’s right to dispute that it is obligated to indemnify the Indemnified Party hereunder, and the Indemnified Party may defend against, negotiate, settle or otherwise deal with such Third Party Claim. If the Indemnified Party defends any Third Party Claim for which the Indemnifying Party is liable to indemnify it hereunder, then the Indemnifying Party shall reimburse the Indemnified Party for the expenses of defending such Third Party Claim upon submission of periodic bills. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party may participate, at his or its own expense, in (but not control) the defense of such Third Party Claim; provided, however, that such Indemnified Party will be entitled to participate (but not control) in any such defense with separate counsel at the expense of the Indemnifying Party if (i) so requested by the Indemnifying Party to participate or (ii) in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict of interests exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; and provided, further, that the Indemnifying Party will not be required to pay for more than one such counsel for all Indemnified Parties in connection with any Third Party Claim. The parties hereto agree to provide reasonable access to the other to such documents and information as may be reasonably requested in connection with the defense, negotiation or settlement of any such Third Party Claim.

(d)              Notwithstanding anything in this Section 10.3 to the contrary, upon assuming the defense of any Third Party Claim, the Indemnifying Party will not, without the written consent of the Indemnified Party (which will not be unreasonably withheld or delayed), settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment unless such settlement or judgment (i) relates solely to monetary damages for which the Indemnifying Party shall be responsible and (ii) includes an unqualified release of the Indemnified Party from all liability in respect of the Third Party Claim.

(e)               After any final decision, judgment or award has been rendered by a Governmental Entity of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement has been consummated, or the Indemnified Party and the Indemnifying Party have arrived at a mutually binding agreement, in each case with respect to a Third Party Claim hereunder, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter and the Indemnifying Party shall pay all of such remaining sums so due and owing to the Indemnified Party within five (5) Business Days after the date of such notice.

(f)               In the event of a conflict between this Section 10.3 and Section 7.4(b) in respect of a Contest, the provisions of Section 7.4(b) will control.

10.4        Limitations on Indemnification for Breaches of Representations and Warranties.

(a)              The aggregate amount of all Losses for which the Sellers shall be liable pursuant to Section 10.2(a)(i) shall not exceed Ninety Thousand Dollars ($90,000.00) (the “Cap”). Notwithstanding the foregoing, the Cap will not apply with respect to any Losses (i) arising from any breach of the Fundamental Representations, from willful misconduct, or from fraud or (ii) described in Section 10.2(a)(iii).

(b)              Except in the case of any breach of the Fundamental Representations, willful misconduct, or fraud, the Buyer Indemnified Parties will not be entitled to indemnification with respect to any Losses from any claim or claims pursuant to Section 10.2(a)(i), until the aggregate Losses from all such claims exceed, in the aggregate, $5,000 (the “Basket Amount”), after which the Buyer Indemnified Parties will be entitled to be indemnified from and against all such Losses including the Basket Amount.

10.5        Purchase Price Adjustments. Any amounts payable under this ARTICLE 10 will be treated by the Parties as an adjustment to the Purchase Price, unless otherwise required by Law.

10.6        Payment of Claims; Setoff of Holdback; Clawback of Shares. With respect to any claim for indemnification asserted by any Purchaser Indemnified Party, the Purchaser Indemnified Party shall first seek and shall be entitled to payment or reimbursement for Losses from the Holdback in accordance with Section 2.4 and next the Purchaser Indemnified Party may seek and shall be entitled to payment or reimbursement for Losses directly from the Sellers, subject to any limits on indemnification in this Agreement; provided, however, that, with respect to Pre-Closing Taxes or Seller Taxes, the Purchaser Indemnified Party shall, at its sole discretion, be entitled to first seek payment or reimbursement directly from the Sellers. Subject to the first sentence of this Section 10.6, with respect to any claim for indemnification pursuant to which the Purchaser Indemnified Party seeks payment or reimbursement for Losses directly from a Seller, promptly upon such claim (or any portion of such claim) becoming finally resolved by the Purchaser Indemnified Party and the Indemnifying Party, whether by adjudication of such matter or by agreement between the Purchaser Indemnified Party and the Indemnifying Party (an “Approved Indemnification Claim”) (and in any case within fifteen (15) days thereof), such Seller shall pay to an account designated in writing by the Purchaser Indemnified Party by wire transfer of immediately available funds an amount equal to such Losses in respect of such Approved Indemnification Claim, subject to any limits on indemnification in this Agreement.

ARTICLE 11

MISCELLANEOUS

11.1          Notices. All notices required or permitted under this Agreement must be given in writing, must reference this Agreement and will be deemed to have been delivered and given (a) upon personal delivery to the Party to be notified; (b) when sent by confirmed facsimile if sent during normal business hours of the recipient or, if not, then on the next Business Day; (c) five days after having been sent by registered or certified U.S. mail, return receipt requested, postage and charges prepaid; (d) one Business Day after deposit with a nationally-recognized commercial overnight courier, specifying next day delivery, with written verification of receipt; or (e) by email with the original transmitted by one of the other methods specified above (which shall be deemed received in accordance with the provisions of subsections (a)-(d)). All notices must be sent to the addresses set forth on Annex C or to such other address as may be designated by a Party by giving written notice to the other Parties pursuant to this Section 11.1.

11.2          Binding Effect; Assignment. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement will create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Sellers or Purchaser without the prior written consent of the other Parties hereto and any attempted assignment without the required consents will be void; provided, however, that Purchaser may assign this Agreement and any or all rights or obligations hereunder (including Purchaser’s rights to purchase the Shares) to any Affiliate of Purchaser, to any Person to which Purchaser or any of its Affiliates proposes to sell all or substantially all of the assets relating to the Company’s business, or by operation of law pursuant to a business combination; provided further, that no such assignment of rights or obligations will relieve Purchaser of its obligations hereunder. Upon any such permitted assignment, the references in this Agreement to Purchaser will also apply to any such assignee unless the context otherwise requires.

11.3          Complete Agreement. This Agreement, including any and all Annexes, Exhibits and Schedules hereto and thereto, and the other documents contemplated hereby constitute the entire agreement of the Parties with respect to the subject matter hereof.

11.4          Modifications and Waivers. This Agreement may not be modified except in a writing duly executed by the Parties. Any waiver must be in writing.

11.5          Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

11.6          Right to Set-Off. Purchaser may recover any amounts that become payable hereunder (subject to the limitations set forth herein) by the Sellers from an offset against any other amounts payable to the Sellers under this Agreement or by separate agreement.

11.7          Severability. In the event that any one or more provisions of this Agreement is for any reason held invalid, illegal or unenforceable in any respect by any court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provisions of this Agreement, and the Parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision that, insofar as practical, implements the purposes and intents of this Agreement.

11.8          Governing Law; Consent to Jurisdiction, Waiver of Jury Trial. This Agreement is to be governed by and construed in accordance with the internal laws of the State of North Carolina, without regard to its principles of conflicts of laws. Each of the Parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of North Carolina located in Wake County and the United States District Court for the Eastern District of North Carolina for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each Party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the Parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each Party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

11.9          Specific Performance. Each of the Parties hereto acknowledges that the other Party would be irreparably damaged and would not have an adequate remedy at law for money damages in the event that any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Accordingly, each of the Parties hereto agrees that, without the necessity of proving actual damages or posting bond or other security, the other Party will be entitled to temporary or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at law or in equity.

11.10        Public Announcements. None of the Company nor any Seller will issue any press release or make any other public announcements concerning this Agreement or the transactions contemplated hereby except with the prior written approval of Purchaser regarding the timing and content of such announcement; provided that any Party hereto may make any disclosure that it in good faith determines to be necessary to comply with any applicable Law, regulation, or any order of any court or federal, state, municipal or other Governmental Entity (including, without limitation, Purchaser’s public disclosure obligations under the Exchange Act).

11.11      Appointment and Authorization of the Seller Representative.

(a)              Each Seller irrevocably appoints and authorizes Yurashevich (the “Seller Representative”) as its agent and attorney-in-fact to take such action as agent and attorney-in-fact on his behalf and to exercise such powers under this Agreement and any other documents delivered by the Sellers hereunder which require any form of approval or consent of Sellers, together with all such powers as are reasonably incidental thereto. The Seller Representative may perform his duties as such through sub-agents and attorneys-in-fact and will have no liability for any acts or omissions of any such sub-agent or attorney if selected by him with reasonable care. Purchaser will be entitled to deal exclusively with the Seller Representative on behalf of any and all Sellers with respect to all matters relating to this Agreement and will be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Seller by the Seller Representative, and on any other action taken or purported to be taken on behalf of any Seller by the Seller Representative, as fully binding upon such Seller.

(b)              Without limiting the generality of the foregoing Section 11.11(a), the Seller Representative, acting without the consent of any other Seller, is hereby authorized by each such Seller to (i) take any and all actions required to be taken by such Seller under this Agreement without any further consent or approval from any Seller, or other Person, (ii) supervise, defend, coordinate and negotiate claims for indemnification under Section 7.4 and/or ARTICLE 10 (including settlements thereof), (iii) effect payments to Sellers hereunder, (iv) receive or give notices hereunder, (v) receive or make payment hereunder, (vi) execute waivers or amendments hereof, and/or (vii) execute and deliver documents, releases and/or receipts hereunder.

(c)              The Seller Representative will have no liability for any action or omission otherwise taken by him hereunder except in the case of willful misconduct, fraud or gross negligence by the Seller Representative. The Seller Representative will not be deemed to be a trustee or other fiduciary on behalf of any Seller, or any other Person, nor will the Seller Representative have any liability in the nature of a trustee or other fiduciary. The Seller Representative makes no representation or warranty as to, nor will the Seller Representative be responsible for or have any duty to ascertain, inquire into or verify: (1) any statement, warranty or representation made by the Company and/or the Sellers in or in connection with this Agreement or any other document or instrument contemplated hereby; (2) the performance or observance of any of the covenants or agreements of the Company and/or the Seller Representative under this Agreement or any other or any other document or instrument contemplated hereby; or (3) the genuineness, legality, validity, binding effect, enforceability, value, sufficiency or effectiveness of this Agreement or any other document or instrument contemplated hereby. The Seller Representative will not incur any liability by acting in reliance upon any notice, consent, certificate, statement or other writing (which may be a bank wire, facsimile or similar writing) believed by him to be genuine and to be signed or sent by the proper party or parties.

(d)              Each Seller shall pay or reimburse, based on his Pro Rata Share, the Seller Representative, upon presentation of an invoice, for all reasonable costs and expenses of the Seller Representative (including fees and expenses of counsel to the Seller Representative) in connection with: (i) the performance and enforcement of this Agreement and or any other document or instrument contemplated hereby and/or the protection or preservation of the rights of each Seller and/or the Seller Representative against Purchaser or its Affiliates, and (ii) any amendment, modification or waiver of any of the terms of this Agreement or any other document or instrument contemplated hereby (whether or not any such amendment, modification or waiver is signed or becomes effective).

(e)              Each Seller shall, based on his Pro Rata Share, indemnify, defend and hold harmless the Seller Representative and the Seller Representative’s Affiliates and their respective partners, directors, officers, managers, members, agents, attorneys, employees and stockholders of each of the foregoing against any claim that such indemnitees may suffer or incur in connection with his capacity as Seller Representative, or any action taken or omitted by such indemnitees hereunder or thereunder (except such resulting from such indemnitee’s willful misconduct, gross negligence or fraud).

(f)               The Seller Representative may resign at any time by giving notice thereof to the Sellers and Purchaser. Upon any such resignation, a majority of the Sellers (based on their respective Pro Rata Shares) shall appoint a successor Seller Representative. If no successor Seller Representative has been appointed by Sellers, and has accepted such appointment, within thirty (30) days after the retiring Seller Representative gives notice of resignation, then the retiring Seller Representative, on behalf of Sellers, may appoint a successor Seller Representative, which may be any Seller. Upon the acceptance of his appointment as Seller Representative hereunder by a successor Seller Representative and notice in writing to Purchaser, such successor Seller Representative will thereupon succeed to and become vested with all the rights and duties of the retiring Seller Representative, and the retiring Seller Representative will be discharged from his duties and obligations hereunder. After the retiring Seller Representative’s resignation hereunder as Seller Representative, the provisions of this Agreement will inure to his benefit as to any actions taken or omitted to be taken by him while he was Seller Representative. This same procedure shall apply upon the Seller Representative’s death or permanent disability.

(g)              The Sellers (other than any Seller that is the Seller Representative), acting by a majority of the remaining Sellers (based on their respective Pro Rata Shares), shall be permitted to remove any Seller Representative if a court of competent jurisdiction has ruled, in a final, non-appealable decision, that such Seller Representative has engaged in fraud, gross negligence or willful misconduct in connection with his activities as Seller Representative. Simultaneously with any such removal, such Sellers (acting by a majority based on their respective Pro Rata Shares) shall (i) appoint a successor Seller Representative and (ii) provide written notice thereof to Purchaser, who will be entitled to rely upon such written notice for all purposes of this Agreement. Such successor Seller Representative will thereupon succeed to and become vested with all the rights and duties of the removed Seller Representative, and the removed Seller Representative will be discharged from his duties and obligations hereunder. After the removed Seller Representative’s removal hereunder as Seller Representative, the provisions of this Agreement will inure to his benefit as to any actions taken or omitted to be taken by him while Seller Representative.

(h)              This Section 11.11 sets forth all of the duties of the Seller Representative with respect to any and all matters pertinent hereto. No implied duties or obligations will be read into this Agreement against the Seller Representative. The obligations of the Seller Representative hereunder are only those expressly set forth herein.

SIGNATURES ON THE FOLLOWING PAGE

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed effective as of the day and year first above written.

PURCHASER:

Fathom Holdings Inc.

By:	/s/ Joshua Harley
Name:	Joshua Harley
Title:	Chief Executive Officer

company:

verus title, inc.

By:	/s/ Paul Yurashevich
Name:	Paul Yurashevich
Title:	Chief Executive Officer

SELLERS:

YURASHEVICH COMMUNITY PROPERTY TRUST OF 2016

By:	/s/ Paul Yurashevich	(SEAL)
Name:	Paul Yurashevich
Title:	Trustee

By:	/s/ Mary Yurashevich	(SEAL)
Name:	Mary Yurashevich
Title:	Trustee

KAILA FAMILY TRUST

By:	/s/ John Kaila	(SEAL)
Name: John Kaila
Title: Trustee

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

SELLER REPRESENTATIVE:

/s/ Paul Yurashevich	(SEAL)
Paul Yurashevich

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

ANNEX A

Definitions

Capitalized terms used in the Agreement to which this Annex A is attached will have the following respective meanings, and all references to Sections, Schedules or Annexes in the following definitions will refer to Sections, Schedules or Annexes of or to such Agreement:

“280G Vote” has the meaning set forth in Section 7.12.

“83(b) Election” has the meaning set forth in Section 5.13(q).

“ACA” has the meaning set forth in Section 5.19(g).

“Accounting Principles” means GAAP, applied using the accounting principles, methods and practices utilized in preparing the Financial Statements, applied on a consistent basis.

“Acquisition” has the meaning set forth in the Preamble.

“Affiliate” means any Person that, directly or indirectly, through one or more intermediaries, (a) owns or controls another Person, (b) is owned or controlled by another Person, or (c) is under common control or ownership with another Person, and “ownership” means the direct or indirect beneficial ownership of more than 50% of the equity securities of a Person, or, in the case of a Person that is not a corporation, more than 50% of the voting and/or equity interest.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Approved Indemnification Claim” has the meaning set forth in Section 10.6.

“Arbitration Firm” has the meaning set forth in Section 2.3(d).

“Audited Financial Statements” has the meaning set forth in Section 5.7(a).

“Balance Sheet Date” has the meaning set forth in Section 5.7(a).

“Basket Amount” has the meaning set forth in Section 10.4(b).

“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in Raleigh, North Carolina are permitted or required by Law, executive order or governmental decree to remain closed.

“Cap” has the meaning set forth in Section 10.4.

“Capital Interest” has the meaning set forth in this Annex A under the term “Equity Securities”.

“CARES Act” has the meaning set forth in Section 5.13(s).

“Causes of Action” has the meaning set forth in Section 7.7(a).

“Claimant” has the meaning set forth in Section 10.3(a).

“Closing” has the meaning set forth in Section 3.2.

“Closing Cash Base Amount” has the meaning set forth in Section 2.2(a).

“Closing Cash Adjustment” has the meaning set forth in Section 2.2(a).

“Closing Date” has the meaning set forth in Section 3.2.

“Closing Date Dispute” has the meaning set forth in Section 2.3(c).

“Closing Statement” has the meaning set forth in Section 2.3(b).

“COBRA” has the meaning set forth in Section 5.19(d).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Benefit Plan” has the meaning set forth in Section 5.19(b).

“Company Cash” means all cash and cash equivalents of the Company as of 11:59 p.m. on the date immediately prior to the Closing Date, as computed in accordance with the Accounting Principles. For the avoidance of doubt, Cash will be calculated net of issued but uncleared checks and drafts and inclusive of deposits in transit.

“Company Disclosure Schedule” has the meaning set forth in the Preamble to Article 5.

“Company Indebtedness” means the Indebtedness of the Company as of 11:59 p.m. on the date immediately prior to the Closing Date, as computed in accordance with the Accounting Principles.

“Company Intellectual Property” means any and all Licensed Company Intellectual Property and Owned Company Intellectual Property.

“Company Privacy Obligations” has the meaning set forth in Section 5.22.

“Company Privacy Policies” has the meaning set forth in Section 5.22.

“Company Source Code” has the meaning set forth in Section 5.14(l).

“Company Transaction Expenses” means (a) all fees, costs and expenses of any brokers, financial advisors, consultants, accountants, attorneys or other professionals engaged by the Company or any Seller in connection with the structuring, negotiation or consummation of the Acquisition, (b) any bonuses or similar compensation payable by the Company to employees, officers, directors, consultants, representatives or agents in connection with the Acquisition, (c) the employer portion of any payroll or similar Taxes and any increased fringe benefits or similar items that are incurred or accrue (even if the due date of remittance is deferred under the CARES Act or other analogous Tax Law) by reason of or in connection with (i) the payment of any bonuses or other compensation described in the foregoing clause (b) or (ii) any Stock Consideration that is subject to a Stock Restriction Agreement (including, without limitation, with respect to the vesting of any such Stock Consideration), and (d) the cost of the D&O Policy.

“Computer Systems” means all servers, computer hardware, networks, software databases, telecommunications systems, interfaces, applications and related systems of the Company or used by the Company and its contractors.

“Contest” has the meaning set forth in Section 7.4(b).

“Contract” means any written or oral contract, agreement, lease, license, commitment or other arrangement, including any amendment, supplement, exhibit or addendum thereto.

“Copyrights” means any and all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world including moral and economic rights of authors and inventors, however denominated.

“D&O Policy” has the meaning set forth in Section 7.5.

“Deficiency” has the meaning set forth in Section 2.3(e).

“Dispute Presentations” has the meaning set forth in Section 2.3(d).

“Domain Name” means any or all of the following and all worldwide rights in, arising out of, or associated therewith: domain names, uniform resource locators and other names and locators associated with the Internet.

“Effective Time” means the date and time specified pursuant to Section 3.1 hereto as the effective time of the Acquisition.

“Environmental Laws” means the Comprehensive Environmental Response, Compensation, and Liability Act, as amended (“CERCLA”), the Resource Conservation and Recovery Act of 1976, as amended, and any other applicable Law as now or previously in effect and regulating, relating to, or imposing liability or standards of conduct concerning air emissions, water discharges, noise emissions, the release or threatened release or discharge of any Hazardous Material into the environment, the generation, handling, treatment, storage, transport or disposal of any Hazardous Material, or otherwise concerning pollution or the protection of the outdoor or indoor environment and employee or human health or safety.

“Equity Securities” means (a) capital stock, partnership or membership interests or units (whether general or limited), and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity or a right to control such entity (an “Capital Interest”), (b) subscriptions, calls, warrants, options, purchase rights or commitments of any kind or character relating to, or entitling any Person to acquire, any Capital Interest, (c) stock appreciation, phantom stock, equity participation or similar rights and (d) securities convertible into or exercisable or exchangeable for any Capital Interests.

“ERISA” has the meaning set forth in Section 5.19(b).

“Estimated Company Cash” means the Company’s good faith estimate of Company Cash as of 11:59 p.m. on the date immediately prior to the Closing Date, as set forth in the Estimated Closing Statement.

“Estimated Closing Statement” has the meaning set forth in Section 2.3(a).

“Estimated Company Indebtedness” means the Company’s good faith estimate of the Indebtedness of the Company as of 11:59 p.m. on the date immediately prior to the Closing Date, as set forth in the Estimated Closing Statement.

“Estimated Company Transaction Expenses” means the Company’s good faith estimate of the Company Transaction Expenses as of 11:59 p.m. on the date immediately prior to the Closing Date, as set forth in the Estimated Closing Statement.

“Estimated Net Working Capital” means the Company’s good faith estimate of Net Working Capital as of 11:59 p.m. on the date immediately prior to the Closing Date, as set forth in the Estimated Closing Statement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Closing Cash Consideration” means an amount equal to (a) the Closing Cash Base Amount plus (b) the amount, if any, by which Net Working Capital exceeds the Target Net Working Capital less (c) the amount, if any, by which the Target Net Working Capital exceeds Net Working Capital plus (d) Company Cash less (e) Company Indebtedness (other than any loan made pursuant to the Paycheck Protection Program and included on the Company Disclosure Schedule) less (f) Company Transaction Expenses.

“Final Determination” means a determination within the meaning of Section 1313(a) of the Code or a comparable final determination of Tax liability under provisions of other Tax Law.

“Final Return Deficiency” has the meaning set forth in Section 7.4(c).

“Financial Statements” has the meaning set forth in Section 5.7(a).

“Fundamental Representations” has the meaning set forth in Section 10.1.

“GAAP” means generally accepted accounting principles in the United States as of the date hereof, consistently applied.

“Governmental Entity” means any federal, state, local, municipal, foreign or other governmental department, authority, commission, board, court, administrative agency, bureau, body or instrumentality.

“Hazardous Material” means any pollutant, contaminant or hazardous, toxic, biohazardous, or dangerous waste, substance, constituent or material, defined or regulated as such in, or for purposes of, any Environmental Law, including, without limitation, any asbestos, any petroleum, oil (including crude oil or any fraction thereof), any radioactive substance, any polychlorinated biphenyls, any toxin, chemical, microbial matter, greenhouse gas, per- and polyfluoroalkyl substances, and any other substance that may give rise to liability under any Environmental Law.

“Holdback” has the meaning set forth in Section 2.2(a).

“Holdback Period” means the twelve (12) month period immediately following the Closing Date.

“Honeybee” means Honeybee Title LLC, a North Carolina limited liability company.

“Indebtedness” of any Person means, without duplication, (a) any indebtedness for borrowed money, (b) any other indebtedness evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations as lessee under leases for personal property that, in accordance with GAAP, are required to be classified and accounted for as a capital lease on the balance sheet of such lessee, (d) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (e) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities, (f) all obligations arising from cash/book overdrafts, (g) all obligations secured by a Lien, (h) all indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables incurred in the Ordinary Course of Business which are not past due by more than 30 days based on the due date specified in the invoice therefor, or if no due date is specified, then based on past custom and practice, or which are currently being disputed by the Company in good faith), (i) any liability for earned and unused vacation or personal time off of the employees of the Company, (j) all accrued interest, prepayment premiums or penalties related to any of the foregoing, and (k) any guaranty of any of the foregoing.

“Indemnified Party” has the meaning set forth in Section 10.2(b).

“Indemnifying Party” has the meaning set forth in Section 10.3(a).

“Initial Closing Cash Consideration” has the meaning set forth in Section 2.2(a).

“Intellectual Property” means any or all of the following: (i) Patents, (ii) Copyrights, (iii) Trademarks, (iv) Trade Secrets, (v) proprietary inventions (whether patentable or not), invention disclosures, industrial designs, improvements, trade secrets, proprietary information, know-how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (vi) proprietary business, technical and know-how information, non-public information and confidential information including databases and data collections; (vii) works of authorship (including computer programs, source code, object code, whether embodied in software, firmware or otherwise), architecture, artwork, logo images, documentation, files, records, schematics, emulation and simulation reports, test vectors and hardware development tools; (viii) proprietary processes, devices, prototypes, schematics, test methodologies and hardware development tools; (ix) World Wide Web addresses, uniform resource locators and Domain Names; and (x) any similar or equivalent property of any of the foregoing (as applicable).

“Intellectual Property Rights” means any and all worldwide common law and statutory rights in, arising out of, or associated with the Intellectual Property.

“Investment Entity” has the meaning set forth in Section 5.2.

“IRS” has the meaning set forth in Section 5.19(d).

“Kaila” has the meaning set forth in the Preamble.

“Knowledge” means the actual knowledge of any of the Sellers, or any of the managers or officers of the Company, and the knowledge that such individuals reasonably should have obtained in the diligent performance of his or her normal functions on behalf of the Company as a manager, officer, employee or equityholder, as applicable.

“Law” means any law, statute, regulation, ordinance, rule, order, decree or governmental requirement enacted, promulgated, entered into or imposed by any Governmental Entity, in each case, as enacted and in effect on or prior to the Closing Date.

“Lease Agreements” has the meaning set forth in Section 5.12(b).

“Leased Real Property” has the meaning set forth in Section 5.12(a).

“Licensed Company Intellectual Property” means all Intellectual Property and Intellectual Property Rights licensed to the Company or any of its Subsidiaries by third parties.

“Lien(s)” means: (a) any mortgage, deed of trust, collateral assignment, lien, security agreement, pledge, hypothecation, assignment, deposit arrangement, lease, encumbrance, easement charge, preference, priority or other security interest of any kind; (b) any purchase option, call option or similar right (including, in the case of securities, any right or transfer restriction thereon, any proxy, voting agreement, shareholder agreement or similar agreement with respect thereto, any reservation thereof for any purpose, any preemptive right, right of first offer or first refusal or similar right with respect thereto); (c) any easement, restriction, right of way or similar right of any kind; or (d) any agreement to grant or enter into any arrangement described in clause (a), (b) or (c).

“Loan” (or, collectively, “Loans”) means any written or oral loan, loan agreement, note or borrowing arrangement or extension of credit (including any lease, credit enhancement, commitment, guaranty, participation interest and interest-bearing asset).

“Loss” or “Losses” has the meaning set forth in Section 10.2.

“Material Adverse Effect” means any change, event or circumstance that (a) has had, or would reasonably be expected to have, a materially adverse effect on the business, assets, operations, or financial condition of the Company taken as a whole or (b) materially and adversely affects the ability of the Company or the Sellers to perform their obligations hereunder or to consummate the transactions contemplated hereby.

“Material Contracts” has the meaning set forth in Section 5.15(a).

“Net Working Capital” means the aggregate value of the current assets of the Company (excluding unpaid revenue and any income Tax assets) less the aggregate value of the current liabilities of the Company (excluding income Tax liabilities and any liabilities included in Company Indebtedness or Company Transaction Expenses and including projected wages payable and rents payable for the two week period immediately following Closing (but excluding any payments payable to the Sellers during such period)), in each case determined as of 11:59 p.m. on the date immediately prior to the Closing Date and calculated in accordance with the Accounting Principles and in a manner consistent with Annex D.

“Open Source Software” means any open source code, freeware, libraries or any source code subject to any license identified as an “open source license” by the Open Source Initiative or Free Software Foundation or any similar licensing or distribution model.

“Ordinary Course of Business” means the ordinary course of business of the Company, consistent with past practices.

“Organizational Documents” means, with respect to any Person that is not an individual, the articles or certificate of incorporation or formation, by-laws, limited partnership agreement, partnership agreement, limited liability company agreement, shareholders agreement, trust agreement or such other organizational documents of such Person.

“Owned Company Intellectual Property” means all Intellectual Property and Intellectual Property Rights owned by the Company.

“Party” or “Parties” has the meaning assigned in the preamble to this Agreement.

“Patents” means any patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof throughout the world.

“Permits” has the meaning set forth in Section 5.21.

“Person” means an individual, corporation, partnership, limited liability company, unincorporated association, trust, trustee on behalf of a trust, estate, joint venture or other organization or entity or Governmental Entity and includes any successor (by merger or otherwise) of such entity.

“Personal Data” means any information relating to an identified or identifiable natural person; an identifiable person is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural, or social identity of that person.

“Personal Property Lease(s)” has the meaning set forth in Section 5.16.

“Potential Parachute Payments” has the meaning set forth in Section 7.12.

“Pre-Closing Taxable Period” has the meaning set forth in Section 7.4(c)(ii).

“Pre-Closing Taxes” has the meaning set forth in Section 10.2(a)(iii).

“Proprietary Software” has the meaning set forth in Section 5.14(i).

“Pro Rata Share” means, with respect to each Seller, the pro rata share specified opposite his or her name on Annex B, which is incorporated herein by reference.

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchaser” has the meaning set forth in the preamble to this Agreement.

“Purchaser Common Stock” means the voting common stock, no par value, of Purchaser.

“Purchaser Disclosure Schedules” has the meaning set forth in the preamble to Article 6.

“Purchaser Indemnified Parties” has the meaning set forth in Section 10.2.

“Regulations” means the temporary and final regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Regulatory Approvals” means all necessary consents, approvals, and nonobjections of any Governmental Entity relating to the consummation of the Acquisition and other transactions contemplated in this Agreement, including, without limitation, those related to any Permits.

“Related Employer” has the meaning set forth in Section 5.19(d).

“Related Person” means (i) as applied to any Person who is an individual, (a) such individual’s spouse, parent, stepparent, mother-in-law, father-in-law, sibling, brother-in-law, sister-in-law, child, stepchild, son-in-law, daughter-in-law, grandchild or other descendent thereof (whether natural or adopted), (b) each trust, limited partnership, limited liability company or other estate or tax planning vehicle or entity created for the benefit of the individual or one or more of Persons described in subclause (a), (c) each other trust, limited partnership, limited liability company or other estate or tax planning vehicle or entity under the control of the individual, and (d) in the case of the death of such individual, the executors or administrators of such individual’s estate and the recipients of any assets managed by the Company from such estate; (ii) as applied to any Person who is a trust, each grantor and beneficiary of such trust; and (iii) as applied to any Person who is an entity other than a trust, each Affiliate of such Person.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, dumping, emptying, disposal, discharge or leaching into the indoor or outdoor environment.

“Release Date” has the meaning set forth in Section 2.4(c).

“Released Parties” has the meaning set forth in Section 7.7(a).

“Releasing Parties” has the meaning set forth in Section 7.7(a).

“Registered Company Intellectual Property” has the meaning set forth in Section 5.14(a).

“SEC” has the meaning set forth in Section 4.5(c).

“Section 280G” has the meaning set forth in Section 7.12.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Documents” has the meaning set forth in Section 4.1.

“Seller Indemnified Parties” has the meaning set forth in Section 10.2(b).

“Seller Representative” has the meaning set forth in Section 11.11(a).

“Sellers” has the meaning set forth in the preamble to this Agreement.

“Seller Tax Return” has the meaning set forth in Section 7.4(c).

“Shares” has the meaning set forth in the recitals to this Agreement.

“Stock Consideration” means the number of shares of Purchaser Common Stock determined by dividing One Million One Thousand Three Hundred Eighty Five Dollars ($1,001,385) by the Volume Weighted Average Stock Price for the Purchaser Common Stock, as reported by Bloomberg L.P., for the ten (10) consecutive trading days ending one day prior to the Closing Date, rounded to the nearest cent.

“Stock Restriction Agreement” has the meaning set forth in Section 3.3(n).

“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.

“Subsidiary” means any Person of which (i) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by the Company or (ii) the Company is entitled, directly or indirectly, to appoint a majority of the board of directors, board of managers or comparable body of such Person.

“Survival Period” has the meaning set forth in Section 10.1.

“Target Net Working Capital” means an amount equal to Forty Thousand Dollars ($40,000.00).

“Tax” or “Taxes” means any and all (a) federal, state, local and non-U.S. taxes, levies, duties and other assessments and governmental charges of a similar nature (whether imposed directly or through withholdings), including (i) income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes of any kind whatsoever, (ii) any obligations or required payments under any escheat, abandoned property or similar Law, and (iii) any interest, penalties and additions to tax applicable to any of the items above under this clause (a); (b) liability for payment of amounts described in clause (a) as a result of transferee or successor liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, by Contract or otherwise through operation of Law (including under Regulations Section 1.1502-6 or any similar provision of state, local or non-U.S. Law); and (c) liability for payment of amounts described in clauses (a) or (b) as a result of any Tax Sharing Agreement or any other express or implied agreement to indemnify any other person for amounts described in clauses (a) or (b).

“Tax Return” means any federal, state, local or foreign return, declaration, report, claim for refund or information return or statement filed or required to be filed with any Governmental Entity or depository, or required to be submitted to another Person, in connection with the determination, assessment, collection or payment of Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Sharing Agreement” means any written or unwritten agreement, arrangement or understanding existing at any time at or before the Closing that provides for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, with the principal purpose of determining any other Person’s Tax liability.

“Territory” has the meaning set forth in Section 7.3(a).

“Third Party Claim” has the meaning set forth in Section 10.3(a).

“Trade Secrets” means any and all trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law) and proprietary business, technical and know-how information, non-public information, and confidential information and rights to limit the use or disclosure thereof by any Person, including databases and data collections.

“Trademarks” means any and all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world.

“Transfer Taxes” has the meaning set forth in Section 7.4(d).

“Unaudited Financial Statements” has the meaning set forth in Section 5.7(a).

“U.S.” means the United States.

“WARN Act” has the meaning set forth in Section 5.19(k).

“Volume Weighted Average Stock Price” means, for the relevant period of measurement, the daily volume weighted average price of the Purchaser Common Stock on the Nasdaq Capital Market as reported by Bloomberg L.P. (based on a trading day from 9:30 a.m. (New York City time) to 4:00 p.m. (New York City time).”

“Yurashevich” has the meaning set forth in the Preamble.

ANNEX C

Notice Addresses

If to Purchaser:

Fathom Holdings Inc.

211 New Edition Court, Suite 211

Cary, North Carolina 27511

Attention: Marco Fregenal

Telephone: (888) 455-6040

With a copy to (which shall not constitute notice):

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, North Carolina 27607

Attention: Don Reynolds

Telephone: (919) 781-4000

Facsimile: (919) 781-4865

If to Company prior to Closing, to:

Verus Title, Inc.

1129 Weaver Dairy Rd. #17042

Chapel Hill, NC 27516

Attention: Paul Yurashevich

Telephone: (888) 821-1668

With a copy to (which shall not constitute notice):

Legal Direction

4711 Hope Valley Road, Suite 4F, No. 214

Durham, NC 27707

Attention: Donna Ray Berkelhammer

Telephone: (919) 980-5520

If to an individual Seller, to such Seller’s respective address below:

The Yurashevich Community Property Trust of 2016

Kaila Family Trust

ANNEX D

Sample Net Working Capital Calculation

EXHIBIT A

Form of Stock Power

EXHIBIT B

Form of Yurashevich Employment Agreement

EXHIBIT C

Form of Stock Restriction Agreement

EXHIBIT D

Form of Employee Confidentiality, Invention Assignment and Non-Solicitation Agreement

EXHIBIT E

Form of Accredited Investor Questionnaire